                            ASSET PURCHASE AGREEMENT

                            Dated as of June 11, 1998

                                      Among

                              Merrill Corporation,
                        Merrill Acquisition Corporation,
                                       and
                                Executech, Inc.,
                          World Wide Scan Services, LLC
                       the Shareholders of Executech, Inc.
                               and the Members of
                          World Wide Scan Services, LLC

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT, dated as of June 11, 1998, is by and between Merrill Corporation, a Minnesota corporation ("MERRILL"), Merrill Acquisition Corporation a Minnesota Corporation (the "PURCHASER") and Executech, Inc., a New York corporation ("EXECUTECH"), World Wide Scan Services, LLC, a Connecticut limited liability company ("WORLD WIDE", which together with Executech is hereinafter referred to as the "SELLERS"), Theodore M. Davis ("DAVIS") and Michael Z. Sperling ("SPERLING", who together with Davis are collectively referred to as the "SHAREHOLDERS")(Davis and Sperling are also collectively referred to as the "MEMBERS") (the Members and the Shareholders are collectively referred to as the "OWNERS").

      A. The parties hereto wish to provide for the terms and conditions upon which the Purchaser will purchase substantially all of the Sellers' business (the "BUSINESS").

      B. The parties hereto wish to make certain representations, warranties, covenants and agreements in connection with the purchase of the assets and the Business and also to prescribe various conditions to such transaction.

      Accordingly, and in consideration of the representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

1. PURCHASE OF ASSETS

      1.1 ASSETS TO BE PURCHASED.

            (a) Upon the terms and subject to the conditions of this Agreement, the Sellers will sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser will purchase, as a going concern, from the Sellers, at the Closing, all of the businesses, assets, properties, goodwill and rights of the Sellers, of every nature, kind and description, tangible and intangible, real, personal or mixed, wheresoever located and whether or not carried or reflected on the books and records of the Sellers, including, without limitation, real and personal property that is now owned or leased by the Sellers or in which the Sellers have any right or interest; franchises; all right, title and interest in and to the use of Sellers' corporate names and any derivatives or combinations thereof, including, without limitation, those listed in Exhibit 1.1(a) hereto; logos, trademarks, trademark registrations and trademark applications or registrations thereof, including the goodwill associated therewith; the goodwill of the Sellers' businesses; copyrights, copyright applications and copyright registrations, patents and patent applications; rights under or pursuant to licenses by or to the Sellers; development and prototype hardware, software, processes, formula, trade secrets, inventories and royalties, including all rights to sue for past infringements; leaseholds and other interests in land, inventory (accumulated costs of jobs and supplies), equipment, machinery, furniture, fixtures, motor vehicles and supplies; cash, money and deposits with financial institutions and others, certificates of deposit, commercial paper, notes, evidences of indebtedness, stocks, bonds and other investments;

      accounts receivables; prepaid expenses; insurance policies, contracts, purchase orders, customers, lists of customers and suppliers, sales representative agreements, and all favorable business relationships, causes of action, judgments, claims and demands of whatever nature; telephone, telefax and telex numbers; all listings in all telephone books and directories; all credit balances of or inuring to the Sellers under any state unemployment compensation plan or fund; employment contracts; obligations of the present and former officers and employees and of individuals and corporations; rights under joint venture agreements or arrangements; files, papers and records relating to the Sellers' businesses and assets; and the assets as reflected on the Latest Balance Sheet, with only such dispositions of such assets reflected on the Latest Balance Sheet as shall have occurred in the ordinary course of Sellers' businesses between the date thereof and the Closing and which are permitted by the terms hereof (the foregoing are sometimes collectively called the "ASSETS").

            (b) Notwithstanding the foregoing, the Sellers will not sell, transfer, convey, assign or deliver to the Purchaser, and the Purchaser will not purchase from the Sellers, the following assets:

                  (i) the consideration delivered to the Sellers pursuant to this Agreement for the Assets;

                  (ii) the minute books (and any documents related to the
            Sellers' organization or foreign qualification contained in such minute books), corporate seal, stock records of Executech and member records of World Wide;

                  (iii) shares of capital stock of Executech, including shares held by Executech as treasury shares;

                  (iv) membership interests or other interests representing the ownership of World Wide;

                  (v) amounts owing to either of the Sellers by: (A) the Owners;
            (B) officers and directors of Executech; and (C) managers of World Wide;

                  (vi) all documentation pertaining to any liability of the
            Sellers not assumed by Purchaser;

                  (vii) the Plans and Welfare Plans, except to the extent set forth on the Liabilities Undertaking; and

                  (viii) the assets specifically described on Exhibit 1.1(b)
            hereto.

      1.2 LIABILITIES ASSUMED.

      Upon satisfaction of all conditions to the obligations of the parties contained herein (other than such conditions as have been made in accordance with the terms hereof), the Purchaser will assume the liabilities of the Sellers (the "ASSUMED LIABILITIES") set forth on Exhibit 1.2 (the

"LIABILITIES UNDERTAKING"). The Sellers expressly understand and agree that, except for the Assumed Liabilities, the Purchaser has not agreed to pay, will not be required to assume and will have no liability or obligation, direct or indirect, absolute or contingent, for the liabilities of the Sellers or any respective affiliates or associates, which liabilities will, as between the Sellers and the Owners, on the one hand, and the Purchaser, on the other hand, remain the sole responsibility of, and will be satisfied by, the Sellers (the "RETAINED LIABILITIES"), including without limitation:

            (a) any debt, liability or obligation of the Sellers or any affiliates or associates, direct or indirect, known or unknown, fixed, contingent or otherwise, that (i) is unrelated to the Assets or the Business; or (ii) relates to the Assets and is based upon or arises from any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition occurring or existing on or before the Closing Date, whether or not then known, due or payable, except to the extent that the same was expressly assumed by the Purchaser pursuant to the terms of the Liabilities Undertaking;

            (b) any obligation for Taxes related to any of the Assets for any Tax period or portion thereof ending on or before the Closing Date (including any tax liability (other than sales and use taxes) relating to or arising from the transfer of Assets) and any obligation for other Taxes of the Sellers or the Owners, except to the extent that the same was expressly assumed by the Purchaser pursuant to the terms of the Liabilities Undertaking;

            (c) any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise, based upon or arising from any act, omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date and relating to any collective bargaining agreement or any employee benefit plan, policy, practice or agreement to which either of the Sellers are a party or under which either of the Sellers' employees or former employees is covered, including without limitation any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any Multiemployer Plan attributable to participation therein by current or former employees of the Sellers as a result of this Agreement and the transactions contemplated hereby or otherwise or any of the matters described in Sections 2.16 or 2.19 of the Disclosure Schedule;

            (d) (i) (A) any liability arising out of or related to the events, circumstances or conditions described in Section 2.21 of the Disclosure Schedule; (B) any liability arising out of or related to the management of wastes, byproducts or spent materials generated by either of the Sellers, any subsidiaries, former subsidiaries or affiliates; or (C) any liability arising out of or related to any pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law that is related in any way to any of the Sellers', or any previous owner's or operator's management, use, control, ownership or operation of the Assets, any Property or the business of the Sellers, any subsidiary, former subsidiaries or affiliates, including without limitation any on-site or off-site activities involving Environmentally Regulated Materials, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not the pollution or threat to human health or the environment or violation of any Environmental and Occupational Safety and Health Law is described in the Disclosure Schedule; and (ii) any Environmental Claim against any person or entity whose liability for such Environmental Claim of the Sellers have or may have assumed or retained either contractually or by operation of law;

            (e) any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise owing by either of the Sellers to
      (i) any of the Owners; (ii) officers or directors of Executech; or (iii) managers of World Wide;

            (f) any debt, liability or obligation, direct or indirect, known or unknown, fixed, contingent or otherwise arising out of or under Executech, Inc.'s Performance Share Plan which was adopted by Executech's Board of Directors effective as of December 31, 1997 (the "EXECUTECH PERFORMANCE SHARE PLAN") or its termination; and

            (g) any liability arising out of or related to the events, circumstances or conditions described in Sections 2.14 and 2.15 of the Disclosure Schedule, to the extent such events, circumstances or conditions occurred prior to the Closing Date.

At the Closing, the Sellers will convey, transfer, assign and delegate, and the Purchaser will accept and assume, those contracts, agreements and commitments listed on the Liabilities Undertaking to be assumed by the Purchaser (the "ASSUMED CONTRACTS").

      1.3 PURCHASE PRICE.

            (a) The total consideration to be paid by the Purchaser to the Sellers, or their designees, for the Assets (the "PURCHASE PRICE") will be an amount equal to:

                  (i) Three Million Two Hundred Thousand Dollars ($3,200,000);
            plus

                  (ii) the assumption by the Purchaser of the Assumed
            Liabilities as of the Closing Date pursuant to the Liabilities Undertaking referred to in Section 1.2 hereof; plus

                  (iii) any Contingent Purchase Price.

            (b) PAYMENTS. At the Closing, the Purchaser will: (A) pay the Sellers, by wire transfer, immediately available funds of Three Million Two Hundred Thousand Dollars ($3,200,000) to a bank account of the Sellers pursuant to written instructions of the Sellers given to the Purchaser at least 48 hours prior to the Closing; and (B) execute and deliver to the Sellers the Liabilities Undertaking.

            (c) The Owners hereby acknowledge and agree that that amounts paid to each Seller are adequate consideration for the purchase of the Assets of each Seller and represent the fair market value of the Assets of each Seller. Immediately prior to the Closing, the Shareholders were the sole direct and indirect shareholders of Executech and the Members were the sole direct and indirect members of World Wide. Executech will use reasonable efforts to redeem or otherwise terminate all award shares outstanding under the Executech Performance Share Plan.

      1.4 CONTINGENT PURCHASE PRICE.

            (a) During the period from the Closing through the period ending January 31, 2002 (the "CONTINGENT PURCHASE PRICE PERIOD"), the Purchaser will pay additional amounts equal to a percentage of the After-Tax Earnings, in excess of certain thresholds, generated by the "business," as defined below, being acquired by the Purchaser. The threshold amounts of After-Tax Earnings and the percentage payable for each fiscal year of the Contingent Purchase Price Period are set forth according to the following schedule (the "Contingent Purchase Price"):

--------------------------------------------------------------------------------
              FISCAL YEAR                  CONTINGENT PURCHASE PRICE PAYMENT
--------------------------------------------------------------------------------
January 1, 1998 through January 31,       450% of the After-Tax Earnings for the
1999 ("FIRST FISCAL YEAR")                First Fiscal Year (the "BASE YEAR
                                          EARNINGS"); provided however, the Base
                                          Year Earnings equal or exceed Four
                                          Hundred Thousand Dollars ($400,000)
--------------------------------------------------------------------------------
February 1, 1999 through January 31,      50% of the After-Tax Earnings for the
2000 ("SECOND FISCAL YEAR")               Second Fiscal Year in excess of the
                                          greater of (x) 120% of Base Year
                                          Earnings; and (y) Seven Hundred Twenty
                                          Thousand Dollars ($720,000)
--------------------------------------------------------------------------------
February 1, 2000 through January 31,      50% of the After-Tax Earnings for the
2001 ("THIRD FISCAL YEAR")                Third Fiscal Year in excess of the
                                          greater of (x) 144% of the Base Year
                                          Earnings; and (y) Eight Hundred Sixty
                                          Four Thousand ($864,000)
--------------------------------------------------------------------------------
February 1, 2001 through January 31,      50% of the After-Tax Earnings for the
2002 ("FOURTH FISCAL YEAR")               Fourth Fiscal Year in excess of the
                                          greater of (x) 172.8% of the Base Year
                                          Earnings; and (y) One Million
                                          Thirty-Six Thousand Eight Hundred
                                          Dollars ($1,036,800)
--------------------------------------------------------------------------------

For clarity purposes and not intending to create additional rights or obligations, no Contingent Purchase Price will be paid to the Sellers for the Second Fiscal Year, Third Fiscal Year and/or Fourth Fiscal Year in the event that After-Tax Earnings for such year does not exceed both of the thresholds set forth in clause (x) and (y) in the above table.

            (b) To the extent required by the Internal Revenue Code of 1986, as amended (the "CODE"), any such Contingent Purchase Price will consist of interest compounded semiannually at the applicable federal mid-term interest rate.

            (c) For purposes of this Section 1.4, the "AFTER-TAX EARNINGS" generated by the "business" (as hereinafter defined in Section 1.4(c)(i)) for each period contained in the Contingent Purchase Price Period means Purchaser's net income (or loss), after Taxes, determined in accordance with generally accepted accounting principles consistently applied ("GAAP"). Assuming the accuracy of the representations and warranties of the Sellers and the Owners contained in Section 2.7 hereof and except as otherwise set forth in this Section 1.4(c), the Purchaser acknowledges and agrees with the Sellers' application of GAAP for the Sellers' After-Tax Earnings for the period from January 1, 1998 through June 5, 1998, as set forth in Exhibit 1.4 attached hereto, and further agrees that the net income shown therein will be used to calculate the After-Tax Net Earnings for that portion of the First Fiscal Year provided that the underlying numbers, as represented by the Sellers in Section 2.7 hereof, are correct. Except as otherwise set forth in this Section 1.4(c), the Purchaser further agrees that such methodology will be substantially the same methodology used by the Purchaser in calculating the Contingent Purchase Price, subject to future changes in and additions to GAAP. Notwithstanding the foregoing, the Purchaser is, in no way, certifying or agreeing that the numbers set forth in Exhibit 1.4 attached hereto, are accurate or complete or otherwise fairly present the financial position of the Sellers for such period. Notwithstanding the foregoing, the following provisions will govern the computation of the After-Tax Earnings for purposes of this
      Section 1.4.

                  (i) For purposes of this Section 1.4, the term "business" or
            "businesses" means the operations of the Purchaser that represent a succession to and a continuation of the Business conducted by the Sellers prior to the Closing, as such "business" may be reconstituted, expanded or developed. Specifically, the "business" means the collection, organization, management and dissemination of data via what is currently known as the E-TECH system and its derivatives, successors, ancillary products and comparable tools (the "E-TECH SYSTEM") and all scanning and imaging services provided therewith, together with the installation and management of the hardware associated with the E-TECH System and all training, maintenance, support and consulting associated with the E-TECH System. Notwithstanding the foregoing, the term "business" or "businesses" does not include any software products, training, maintenance, support or consulting services that are currently being offered by the Purchaser or Merrill, and, to the extent that they are not competitive with the E-TECH System, that are contemplated to be offered by the Purchaser or Merrill. Notwithstanding the foregoing, the term "business" does not include any products or services that are acquired or purchased by Merrill, the Purchaser or any of their respective affiliates as part of the acquisition of substantially all of the business or assets of an entity, except to the extent provided in Section 1.4(c)(vii);

                  (ii) The Assets will be depreciated as though their basis had not changed as a result of their purchase by Purchaser pursuant to this Agreement. All Assets will be depreciated based on their current depreciation schedules and no amortization related to the purchase of the Assets will be included in the calculation of After-Tax Net Earnings;

                  (iii) It is anticipated that Merrill will provide certain
            services for the benefit of the "business" related to sales and general and administrative expenses for which the "business" will be charged (the "SG&A COSTS"). The SG&A Costs will be five percent (5%) of Gross Revenues for the First Fiscal Year and ten percent (10%) of Gross Revenues for the Second Fiscal Year, Third Fiscal Year and Fourth Fiscal Year. For purposes of this Section 1.4, the term "GROSS REVENUES" means the Purchaser's gross revenues, determined in accordance with GAAP, net of allowances, discounts and returns, generated from the "business." The SG&A Costs include costs incurred from the following services to be provided by Merrill: accounting, tax, legal, human resources, finance/cash management, cost of capital, general corporate and equipment insurance, executive management of Merrill, MIS support provided by Merrill, telecommunications, purchasing, sales and marketing related expenses (e.g., marketing, public relations, market research, brochures, advertising, trade shows, web presence, promotions, sales force and sales force support costs including, but not limited to, costs of salaries, commissions, bonuses, benefits, facilities, equipment, travel and entertainment and training for the E-Tech system and services of the "business") and use of Merrill's existing help desk/customer support infrastructure (excluding incremental personnel costs required solely for the purpose of supporting the "business");

                  (iv) The benefit plans used in calculating the After-Tax
            Earnings will be in conformance with the fringe benefit programs (A) of the Sellers in effect as of the Closing Date for the First Fiscal Year and (B) of Merrill in effect for the Second Fiscal Year, Third Fiscal Year and Fourth Fiscal Year;

                  (v) An estimated combined federal, state, local and foreign income tax rate of 38% will be applied to pre-tax income to calculate After-Tax Net Earnings;

                  (vi) Except as otherwise provided for in this Section 1.4, the
            After-Tax Earnings will be computed as if the "business" were not directly or indirectly an affiliate of the Purchaser or any of its affiliates. All other intercompany transactions will be calculated as if they were being done as independent, arms-length transactions. It is anticipated that use of Merrill's facilities or personnel for providing services related to the "business" will be allocated at prices reflective of reasonable market rates. Sales of the E-TECH System and related services associated with the "business" to Merrill and its wholly-owned subsidiaries will be treated as a sale at a discount of 20% to the then prevailing market rates, unless otherwise mutually agreed. Technology-related consulting services performed by the Sellers on behalf of Merrill, but not related the "business" will be priced at market consulting rates and be included in the computation of After-Tax Earnings;

                  (vii) Any reasonable expenses paid, incurred or charged in connection with the expansion of the "business" as a result of opening and staffing of new offices, and any income or revenues directly derived therefrom, will be included in the computation of After-Tax Earnings of the "business." In the event that Merrill contemplates acquiring another entity, business or assets similar to the "business," Merrill will present such opportunity to the Sellers and Merrill and the Sellers will agree to work in good faith to reach mutually agreeable terms on the treatment of such acquisition and its effect on this Section 1.4. In the event the parties fail to agree on the treatment of such acquisition and its effect on this
            Section 1.4, neither the revenue nor the expense of such acquisition will be included in the computation of After-Tax Earnings. Notwithstanding the foregoing, nothing in this Section 1.4 (vii) will prevent or otherwise prohibit Merrill from acquiring any entity, assets or business whether or not similar to the "business." It is anticipated that there will be circumstances when expenses related to growth will be in the longer term strategic interest of Merrill, but may be detrimental to the short-term interests of the Sellers. The Purchaser and the Sellers agree to work in good faith to equitably allocate these expenses. Expenses incurred in expanding Merrill's scanning and imaging operations in Merrill's corporate offices located in Saint Paul, Minnesota and Merrill's document service center located in Dallas, Texas will not be included in the computation of After-Tax Earnings during the First Fiscal Year.

                  (viii) All costs and expenses associated with the development, modification, enhancement or improvement of software products will be treated consistently with Merrill's accounting policies for such costs and expenses, which such policy is currently to expense such costs and expenses as incurred;

                  (ix) All revenue, including, without limitation, all license and maintenance fees, will be recognized in accordance with GAAP, which generally requires that revenue be recognized over the life of the applicable contract; and

                  (x) No costs or expenses will be recognized for payments made under the Executech Performance Share Plan.

                  (xi) In the event that any of the Employment Agreements with
            Davis, Sperling or Jeffrey DuBowe are terminated, for whatever reason, After-Tax Earnings will include, in addition to other charges contemplated by this Section 1.4, all reasonable expenses paid, incurred or charged in connection with recruiting, replacing, training and compensating (including benefits) replacement personnel.

            (d) The Purchaser agrees to provide Davis and Sperling monthly financial reports consistent with those provided to Merrill's regional managers.

            (e) As soon as may be practicable after the end of each fiscal year in the Contingent Purchase Price Period, but not later than March 25, Purchaser will deliver to the Representative, a statement, prepared by the Purchaser, setting forth in reasonable detail, Purchaser's calculation of After-Tax Earnings for each fiscal year of the Contingent Purchase Price Period and the amount of the Contingent Purchase Price, if any, to be paid to the Sellers pursuant to this Section 1.4 (the "CONTINGENT PURCHASE PRICE STATEMENT").

            (f) Within 15 business days after receipt of the Contingent Purchase Price Statement, the Representative will notify (the "REPRESENTATIVE NOTICE") Purchaser if the Representative disagrees with the calculation of the Contingent Purchase Price. If such notice is not given (or at such time as the Representative provides written notice to Purchaser that the Representative has no objection to such calculation), the Contingent Purchase Price Statement provided by Purchaser will be final and conclusive for all purposes and, upon payment in full of the Contingent Purchase Price, the Purchaser will thereafter have no further liability to the Sellers or the Owners pursuant to this Section 1.4. If the parties are unable to resolve their differences within 60 days of the receipt of the Representative Notice, the Sellers, the Owners and the Purchaser agree to retain the accounting firm of Arthur Anderson LLP, or, if Arthur Anderson LLP is not independent with respect to the Sellers, the Owners, the Purchaser and Merrill, a mutually agreeable independent, Big-Six accounting firm, (the "AUDITOR") to arbitrate the dispute and render a decision within 30 days of such retention, which decision shall be final and binding for all purposes. Any award pursuant to this Section 1.4(e) may be entered in and enforced by any court having jurisdiction over the matter and the parties hereby consent and commit themselves to the jurisdiction of the courts of Delaware for the purposes of the enforcement of any such award. If the amount of the Contingent Purchase Price, as determined by the Auditor, is (A) less than five percent (5%) higher than the amount set forth in the Contingent Purchase Price Statement, or (B) lower than, or (C) equal to the amount set forth in the Contingent Purchase Price Statement, the Purchaser and the Owners will each pay one-half of the costs of services rendered by the Auditor. If the amount of the Contingent Purchase Price, as determined by the Auditor, is higher than the amount set forth in the Contingent Purchase Price Statement by five percent or more, the Purchaser will pay such costs.

            (g) Within five days after the earlier of (i) the receipt by the Purchaser of written notice from the Representative that the Representative has no objection to the calculation of the Contingent Purchase Price pursuant to Section 1.4 hereof, (ii) the expiration of the 15-day period for giving notice of disagreement with such calculation, if no such notice is given, or (iii) the resolution of any dispute pursuant to Section 1.4(e), the Purchaser will by wire transfer in immediately available funds make payment to the Representative of the Contingent Purchase Price, if any. In the event that payment is not made within such 5-day period, the Purchaser will pay to the Sellers', in addition to the amount due as Contingent Purchase Price, a late payment charge equal to one percent (1%) per month of the Contingent Purchase Price due together with interest at the Late Payment Rate. If the amount of the Contingent Purchase Price is disputed and is being arbitrated in accordance with
      Section 1.4(e), during the course of such arbitration and until a final, non-appealable arbitration award is issued, no late payment charge shall accrue, but, interest will be payable by the Purchaser on the balance of the Contingent Purchase Price due but unpaid, at the Late Payment Rate. For purposes of this Agreement, the term "LATE PAYMENT RATE" means the prime rate, as published by Chase Manhattan Bank as its prime lending rate from time to time, plus three percent (3%).

      1.5 ALLOCATION OF PURCHASE PRICE.

      The Purchase Price will be allocated among the Assets in the manner required by Section 1060 of the Code. In making such allocation, the allocations set forth in Exhibit 1.5 attached hereto will apply. In preparing Exhibit 1.5, the Purchaser and the Sellers will negotiate in good faith the values of the Assets and the resulting allocation of the Purchase Price among the various Assets; it being understood that such determination will be binding on the Purchaser only for the purposes of U.S. Federal, state and local taxation. The Purchaser, the Sellers and the Owners will file all Tax Returns and tax reports (including IRS Form 8594) in accordance with and based upon such allocation and will take no position in any Tax Return, tax proceeding or tax audit which is inconsistent with such allocation.

      1.6 COLLECTION OF ACCOUNTS RECEIVABLE.

      For a period of 180 days after the Closing Date, the Purchaser will use its commercially reasonable efforts to collect the accounts receivable included in the Assets reflected on the Latest Balance Sheet, other than accounts receivable owing by World Wide to Executech (the "GUARANTEED RECEIVABLES") in accordance with the Sellers' prior reasonable commercial practices, which efforts will be in addition to the efforts engaged in by the Purchaser to collect any accounts receivable included in the Assets reflected on the Closing Balance Sheet that arose after the date of the Latest Balance Sheet. The Purchaser may in its discretion, reasonably exercised, resort to litigation or the use of collection agencies or similar efforts to collect the Guaranteed Receivables. Any payment made to the Purchaser or any affiliate of the Purchaser by an account debtor with more than one outstanding account receivable will be applied to particular accounts receivable as specified by the account debtor; provided, however, that if such account debtor does not specify to which account receivable the payment is to be applied, the Purchaser will apply such payments to the oldest account receivable of such account debtor and then to the next oldest account receivable of such account debtor until such payment has been fully reflected. The Contingent Purchase Price will be reduced by the amount, if any, by which the net amount of the Guaranteed Receivables not collected on or before the 180th day after the Closing Date exceeds the Bad Debt Reserve (as hereinafter defined) (such excess is hereinafter referred to as the "GUARANTEED RECEIVABLES SHORTFALL"). Any Guaranteed Receivables not collected within 180 days will be returned to the Sellers. For purposes of this Agreement, the term "BAD DEBT RESERVE" means the Sellers' reserve for bad debts and reserve for allowances as of the date of the Latest Balance Sheet, determined in a manner consistent with the prior practices of the Sellers reflected in the Latest Balance Sheet. The Purchaser will have the right to set-off any amount owing to the Sellers as a Contingent Purchase Price payment for any reduction arising from this Section 1.6.

      1.7 CLOSING.

      Unless this Agreement has been terminated and the transactions contemplated have been abandoned pursuant to Article 7 hereof, a closing (the "CLOSING") will be held on June 9, 1998 at 9:00 a.m., New York, New York local time or at such other time as the parties may agree upon (the "CLOSING DATE"); provided, however, that if any of the conditions provided for in Articles 5 and 6 hereof have not been satisfied or waived by such date, then the party to this Agreement which is unable to satisfy such condition or conditions, despite the best efforts of such party, will be entitled to postpone the Closing by notice to the other parties until such condition or conditions will have been satisfied (which such notifying party will seek to cause to happen at the earliest practicable date) or waived, but in no event will the Closing occur later than June 15, 1998 (the "TERMINATION DATE"). The parties will use their best efforts to complete the Closing by June 9, 1998. The Closing will be held at such place as the parties may agree, at such time as the parties may agree, at which time and place the documents and instruments necessary or appropriate to effect the transactions contemplated herein will be exchanged by the parties.

      1.8 INSTRUMENTS OF TRANSFER TO PURCHASER.

            (a) At the Closing, the Sellers will deliver to the Purchaser such bills of sale, endorsements, assignments, deeds and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to the Purchaser and its counsel, as will be required to vest in the Purchaser title to the Assets, including without limitation:

                  (i) a cashier's or certified check drawn by each of the
            Sellers to the order of the Purchaser in the aggregate amount of all of the Sellers' cash on hand and in banks less an amount equal to the sum of (A) all uncleared checks which have been drawn by the Sellers prior to the Closing and (B) such other amounts as the parties may otherwise agree,

                  (ii) bills of sale executed by the Sellers vesting in the
            Purchaser good and marketable title to all of the Assets in the form attached as Exhibit 1.8 hereof;

                  (iii) appropriate endorsements and assignments of the
            contracts, licenses, agreements, permits, plans, commitments and other binding arrangements included in the Assets;

                  (iv) all data relating to the Assets, property, goodwill and business included in the Sellers' business; and

                  (v) all copies of the source code and object code and all
            documentation relating thereto for all computer software programs included in the Assets.

            (b) The Sellers will take all other actions necessary to put the Purchaser in actual possession and operating control of the Assets.

2.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE OWNERS

      The Sellers and Owners, jointly and severally, hereby represent and warrant to the Purchaser as of the date hereof as follows:

      2.1 DISCLOSURE SCHEDULE.

      The disclosure schedule attached as Exhibit 2 hereto (the "DISCLOSURE SCHEDULE") is divided into sections which correspond to the sections of this
Article 2. The Disclosure Schedule is accurate and complete. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

      2.2 CORPORATE ORGANIZATION.

            (a) Executech is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets. Executech is duly qualified or licensed to do business as a foreign corporation in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of the business requires such qualification or licensing, except where the failure to so qualify would not have a Material Adverse Effect. The Disclosure Schedule contains a list of all jurisdictions in which Executech is qualified or licensed to do business.

            (b) World Wide is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Connecticut with requisite power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. World Wide is duly qualified or licensed to do business as a foreign limited liability company in good standing in every other jurisdiction in which the character or location of the properties and assets owned, leased or operated by it or the conduct of its business requires such qualification or licensing, except where the failure to so qualify would not have a Material Adverse Effect. The Disclosure Schedule contains a list of all jurisdictions in which World Wide is qualified or licensed to do business.

      2.3 CAPITALIZATION.

            (a) The authorized capital stock of Executech is set forth on the Disclosure Schedule. The number of shares of capital stock of Executech outstanding as of the date of this Agreement is set forth on the Disclosure Schedule. All issued and outstanding shares of capital stock of Executech are duly authorized, validly issued, fully paid and non-assessable. The Shareholders are the sole direct and indirect shareholders of Executech.

            (b) The amount and type of membership interests of World Wide outstanding as of the date of this Agreement are set forth on the Disclosure Schedule. All issued and outstanding membership interests of World Wide are duly authorized, validly issued, and are without, and were not issued in violation of, preemptive rights. The Members are the sole direct and indirect members of World Wide.

      2.4 AUTHORIZATION.

      The Sellers have full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Owners, and each of them, have the legal capacity to enter into this Agreement and to carry out the transactions contemplated herein, including without limitation, the legal capacity to execute, deliver and perform the agreements or contracts, if any, required by Article 5 to be executed and delivered by any of them as a condition to the Closing. The Board of Directors of Executech and the Manager of World Wide and the Owners have taken all action required by law, Executech's articles of incorporation and bylaws, World Wide's articles of organization and operating agreement and otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by the Sellers and no other corporate or limited liability company action, as the case may be, is necessary. This Agreement has been duly and validly executed by the Owners. This Agreement is the valid and binding legal obligation of the Sellers and the Owners, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principles of equity.

      2.5 NON-CONTRAVENTION.

      Except as set forth in the Disclosure Schedule, neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate or be in conflict with any provision of the articles of incorporation or bylaws of Executech; (ii) violate or be in conflict with any provision of the articles of organization or operating agreement of World Wide; (iii) except for violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties which would not, individually or in the aggregate, have a Material Adverse Effect on the Business, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to any right of termination, cancellation, imposition of fees or penalties under any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which either of the Sellers are a party or by which either of the Sellers or any of the Sellers' properties or assets is or may be bound; (iv) result in the creation or imposition of any mortgage, pledge, lien, security interest, conditional or installment sales agreement, encumbrance, claim, easement, right of way, tenancy, covenant, encroachment, restriction or charge of any kind of nature (whether or not of record) (a "LIEN"), other than (A) mechanics', carriers', workers' or other like liens arising in the ordinary course of business; (B) minor imperfections of title which do not individually or in the aggregate, impair the continued use and operation of the assets and fixtures to which they relate in the operation of the Business as currently conducted; (C) liens for current taxes not yet due and payable; and (D) Liens created by this Agreement (clauses (A), (B), (C) and (D) collectively "PERMITTED LIENS"), upon the Assets, under any Assumed Contract or any debt, obligation, contract, agreement or commitment to which either of the Sellers are a party or by which either of the Sellers or any of the Assets is or may be bound; or (v) to Sellers' knowledge, violate any statute, treaty, law, judgment, writ, injunction, decision, decree, order, regulation, ordinance or other similar authoritative matters (referred to herein individually as a "LAW" and collectively as "LAWS") of any foreign, federal, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority (referred to herein individually as an "AUTHORITY" and collectively as "AUTHORITIES").

      2.6 CONSENTS AND APPROVALS.

      Except as set forth in the Disclosure Schedule, with respect to each of the Sellers and the Owners, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with ("CONSENT") any individual or entity, including without limitation any Authority, is required (that has not been obtained or waived) in connection with the execution, delivery or performance of this Agreement by the Sellers or the Owners or the consummation by the Sellers and the Owners of the transactions contemplated herein, other than any Consent which, if not obtained, will not have a Material Adverse Effect on the Business.

      2.7 FINANCIAL STATEMENTS.

      The Disclosure Schedule contains true and complete copies of unaudited balance sheets of each of the Sellers as of December 31, 1997 and June 5, 1998, and the related statement of operations (or income or loss) for the five (5) months ended June 5, 1998. The balance sheet as of June 5, 1998 is referred to herein as the "LATEST BALANCE SHEET." Except as disclosed therein, the June 5, 1998 financial statements (i) are in accordance with the books and records of the Sellers; and (ii) fairly present the financial position of the Sellers as of the respective dates thereof, and the results of operations (or income or loss) for the periods then ended.

      2.8 ABSENCE OF UNDISCLOSED LIABILITIES.

      Except as and to the extent (i) reflected and reserved against in the Latest Balance Sheet, (ii) set forth on the Disclosure Schedule or (iii) incurred in the ordinary course of business after the date of the Latest Balance Sheet and not material in amount, either individually or in the aggregate, the Sellers do not have any debt, liability or obligation, known or unknown, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, of any nature whatsoever, including without limitation any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Sellers' income, or any other debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date hereof, whether or not known, due or payable (collectively "LIABILITY"). Sellers are not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person or entity.

      2.9 ABSENCE OF CERTAIN CHANGES.

      Except as set forth in the Disclosure Schedule, since the date of the Latest Balance Sheet, the Sellers have owned and operated the Assets in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, subject to the foregoing exceptions:

            (a) the Sellers have not experienced any change which has had a Material Adverse Effect on either of the Sellers or experienced any event or failed to take any action which reasonably could be expected to result in a Material Adverse Effect on either of the Sellers;

            (b) the Sellers have not suffered any material loss, damage, destruction of property or Assets or other casualty to property or Assets (whether or not covered by insurance);

            (c) the Sellers have not suffered any loss of officers, directors, managers, employees, dealers, distributors, independent contractors, customers or suppliers which had or may reasonably be expected to result in a Material Adverse Effect on either of the Sellers; and

            (d) no event has taken place which if consummated following the date hereof would constitute a violation of Section 4.1 hereof.

      2.10 ASSETS.

            (a) Except as set forth in the Disclosure Schedule, the Sellers have good and marketable title to all of the Assets, free and clear of any Lien, other than Permitted Liens.

            (b) The Sellers have full right and power to, and at the Closing will, deliver to the Purchaser good title to all of the Assets, free and clear of any Lien, other than Permitted Liens.

            (c) The machinery, equipment, vehicles and other personal property used by the Sellers in the Business are in good operating condition and repair, normal wear and tear excepted, and fit for the intended purposes thereof, and no material maintenance, replacement or repair has been deferred or neglected.

            (d) The Assets constitute all of the property and assets, real, personal and mixed, tangible and intangible, presently used to carry on the Business of the Sellers, and the Assets are adequate to carry on the Business of the Sellers as presently conducted.

            (e) The Sellers do not own any real properties. Neither of the Sellers are foreign persons and are not controlled by a foreign person, as the term foreign person is defined in Section 1445(f)(3) of the Code.

      2.11 INVENTORIES.

      The Sellers do not maintain any inventory.

      2.12 RECEIVABLES AND PAYABLES.

            (a) The Disclosure Schedule contains a listing of all of the receivables, if any, of the Sellers included in the Assets. Except as set forth on the Disclosure Schedule, (i) the Sellers have good right, title and interest in and to the trade accounts receivable and notes receivable constituting the Assets; (ii) none of such trade accounts receivable and notes receivable is subject to any Lien, other than Permitted Liens; (iii) all of the trade accounts receivable and notes receivable owing to either of the Sellers constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there are no known claims, refusals to pay or other rights of set-off against any thereof; (iv) the aging schedule of the trade accounts receivable and notes receivable accounts of the Sellers attached to the Disclosure
      Schedule is complete and accurate; and (vi) the reserve established by the Sellers on the Latest Balance Sheet is adequate to cover any doubtful accounts.

            (b) The Disclosure Schedule contains a listing of all trade accounts payable and notes payable of the Sellers. All such trade accounts payable and notes payable arose from bona fide transactions in the ordinary course of the Sellers' Business and, except as set forth on the Disclosure Schedule, no such account payable or note payable is delinquent by more than 30 days in its payment.

      2.13 INTELLECTUAL PROPERTY RIGHTS.

            (a) The Disclosure Schedule contains a listing of all (i) patents, patent applications (collectively the "PATENTS"), (ii) copyright registration applications and copyright registration certificates (the "COPYRIGHTS"), (iii) tradenames, registered and common law trademarks, trademark applications (collectively, the "TRADEMARKS"), (iv) service marks, service mark applications (collectively, the "SERVICE MARKS"), and
      (v) computer programs and proprietary specifications, inventions and technology (the "TRADE SECRETS") used as of the Closing Date in connection with the Assets and for the conduct of the Business of the Sellers (the Patents, Copyrights, Trademarks, Service Marks and Trade Secrets are collectively referred to as "INTELLECTUAL PROPERTY RIGHTS"). All issued Patents and registered Copyrights, Trademarks and Service Marks are collectively referred to as the "REGISTERED INTELLECTUAL PROPERTY RIGHTS." The Intellectual Property Rights are reasonably sufficient to conduct the Business as conducted as of the Closing Date.

            (b) The Sellers own, have the unrestricted right to use and have sole and exclusive possession of and have good and valid title to, or sufficient license or other rights to, all of the Intellectual Property Rights, free and clear of all Liens other than Permitted Liens.

            (c) All Registered Intellectual Property Rights are in compliance with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and are not subject to any maintenance fees or taxes or U.S. Patent and Trademark office actions falling due within 90 days after the Closing Date. The Sellers do not own any Patents. Except as set forth on the Disclosure Schedule, no Trademarks have been or are involved in any opposition, invalidation or cancellation proceeding and, there is no basis for the commencement of any such proceeding. To the Sellers' and the Owners' knowledge, the Trademarks are valid and enforceable and no person holds any infringing or potentially infringing trademark and no application for any infringing or potentially infringing trademark has been made.

            (d) A copy of all available documentation relating to the Trade Secrets has been furnished to the Purchaser. To the knowledge of the Sellers and the Owners, the Trade Secrets are not part of the public domain or literature nor have they been used, divulged or appropriated for the benefit of any person or entity other than the Sellers or to the detriment of either of the Sellers. The Sellers have taken reasonable measures and precautions to protect the secrecy, confidentiality and value of the Trade Secrets.

            (e) Except as set forth on the Disclosure Schedule, the use of all Intellectual Property Rights necessary or required for the conduct of the Business of the Sellers as presently conducted as of the Closing Date does not infringe or violate any trade secrets, plans and specifications, patents, copyrights, tradenames, registered and common law trademarks, trademark applications, service marks, service mark applications, computer programs and other computer software, inventions, know-how, technology, proprietary processes and formulae or other intellectual property rights of any other person or entity (the "THIRD PARTY INTELLECTUAL PROPERTY RIGHTS"). To the Sellers' and the Owners' knowledge, the Sellers are not using any confidential information or trade secrets of others in an unauthorized manner.

            (f) All agreements relating to licenses of Intellectual Property Rights granted by or to the Sellers or any of their respective Owners are set forth on the Disclosure Schedule. All such licenses set forth on the Disclosure Schedule are in good standing, valid and effective in accordance with their respective terms and there is not, under any of such licenses, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance), in each case by either of the Sellers or, to the knowledge of the Sellers and the Owners, by any other party thereto. Except as set forth on the Disclosure Schedule, there are no outstanding and, to the knowledge of the Sellers and the Owners, no threatened disputes or disagreements with respect to any such agreement.

            (g) Except as set forth on the Disclosure Schedule, the Sellers are not obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights or Third Party Intellectual Property Rights.

      2.14 LITIGATION.

      Except as set forth in the Disclosure Schedule, there is no legal, administrative, arbitration, or other proceeding, suit, claim or action of any nature or investigation, review or audit of any kind (including without limitation a proceeding, suit, claim or action, or an investigation, review or audit, involving any environmental Law or matter), judgment, decree, decision, injunction, writ or order pending, noticed, scheduled, or, to the knowledge of the Sellers, threatened or contemplated by or against or involving the Sellers, their respective assets, properties or business or their officers, directors, governors, managers, agents or employees (but only in their capacity as such), whether at law or in equity, before or by any person or entity or Authority, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the parties hereto pursuant to this Agreement or in connection with the transactions contemplated herein.

      2.15 TAX MATTERS.

            (a) The Owners or the Sellers, as the case may be, will be responsible for and will pay all Taxes attributable to or arising from the business and operations of Sellers and will be responsible for their own income and franchise Taxes, if any, arising from the transactions contemplated by this Agreement. The Purchaser will be responsible for and will pay all Taxes in the nature of sales and use Taxes attributable to or arising from the transactions contemplated by this Agreement.

            (b) There have been properly completed and duly filed on a timely basis (subject to any valid extensions filed by the Sellers or the Owners, as the case may be) and in form that is, in all material respects, correct, all Tax Returns required to be filed on or prior to the date hereof by the Sellers and the Owners, as the case may be, with respect to Taxes of the Sellers (or relating to the business and operation of the Sellers). As of the time of filing, the foregoing Tax Returns correctly reflected, in all material respects, the facts regarding the income, business, assets, operations, activities, status or other matters of the Sellers or any other information required to be shown thereon. There is no material omission, deficiency, error, misstatement or misrepresentation, whether innocent, intentional or fraudulent, in any Tax Return filed by the Sellers or the Owners for any period. Any Tax Returns filed after the date hereof, but including periods through the Closing Date, will conform with the provisions of this subsection 2.15(b).

            (c) With respect to all amounts of Taxes imposed upon or reported by the Sellers, with respect to all taxable periods or portions of periods ending on or before or including the Closing Date, all applicable Tax Laws and agreements have been or will be complied with, in all material respects and all such amounts of Taxes required to be paid by the Sellers to taxing Authorities or others on or before the date hereof have been duly paid or will be paid on or before the Closing Date. Except for Permitted Liens, there are no Liens for such Taxes upon any property or assets of the Sellers. The Sellers have withheld and remitted all amounts required to be withheld and remitted by them in respect of Taxes.

            (d) Except as set forth in the Disclosure Schedule, neither the federal Tax Returns of the Sellers nor any state, local or foreign Tax Return of the Sellers have been examined by the Internal Revenue Service or any similar state, local or foreign Authority, and, except to the extent shown therein, all deficiencies asserted as a result of such examinations have been paid or finally settled and no issue has been raised by the Internal Revenue Service or any similar state, local or foreign Authority in any such examination which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Except as set forth in the Disclosure Schedule, all deficiencies and assessments of Taxes of the Sellers resulting from an examination of any Tax Returns by any Authority have been paid and there are no pending examinations currently being made by any Authority nor has there been any written or oral notification to the Sellers or the Owners of any intention to make an examination of any Taxes by any Authority. Except as set forth in the Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Sellers for any period.

            (e) For purposes of computing Taxes and the filing of Tax Returns, the Sellers have only hired independent contractors through recognized consulting firms. Such firms have been responsible for payment of all necessary employment related Taxes.

      2.16 BENEFIT PLANS

            (a) PENSION BENEFIT PLANS

            The Disclosure Schedule lists and the Sellers have delivered to the Purchaser true and complete copies of all plans, programs, agreements, commitments and arrangements maintained by or on behalf of Sellers that provide benefits to, or for the benefit of, any employee or former employee of Sellers (or their spouses, dependents or beneficiaries) that is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "PLANS"), including without limitation any such plan that is excluded from coverage by Section 4 of ERISA or is a "MULTIEMPLOYER PLAN" within the meaning of Section 3(37) of ERISA. Each Plan that is not a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable law. All Plans that are not Multiemployer Plans which the Sellers operate as plans that are qualified under Section 401(a) of the Code satisfy in all material respects in form and operation all applicable qualification requirements. Neither the Sellers nor any other "person" within the meaning of Section 7701(a)(1) of the Code, that together with the Sellers are considered a single employer pursuant to Sections 414(b), (c), (m) or (o) of the Code or Sections 3(5) or 4401(b)(1) of ERISA (an "AFFILIATED ORGANIZATION"), sponsors, maintains, contributes to or is required to contribute to, or has sponsored, maintained, contributed to or been required to contribute to, a plan which is subject to the requirements of Section 412 of the Code or Section 302 of ERISA or which is covered by Title IV of ERISA. Neither the Sellers nor any Affiliated

Organization is contributing to, is or has been required to contribute to, or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, arising under or in connection with, any Plan which is a Multiemployer Plan. Neither the Sellers nor any Affiliated Organization has, with respect to any Plan, engaged in any prohibited transaction as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code which is not exempt from both the penalty in Section 502(i) of ERISA and the excise tax in Section 4975 of the Code.

            (b) WELFARE BENEFIT PLANS

            Except as set forth in the Disclosure Schedule:

                  Neither the Sellers nor any Affiliated Organization sponsors, maintains, contributes to, is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to, any "employee welfare benefit plan" ("WELFARE PLAN") as such term is defined in Section 3(1) of ERISA, whether insured or otherwise, including without limitation any such plan that is excluded from coverage by Section 4 of ERISA or is a Multiemployer Plan within the meaning of
Section 3(37) of ERISA. Each Welfare Plan that is not a Multiemployer Plan has been operated in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Law. Benefits under each Welfare Plan other than a Multiemployer Plan are fully insured by an insurance company unrelated to the Sellers or any Affiliated Organization. No insurance contract or policy requires or permits any retroactive increase in premiums or payments due thereunder. Each insurance contract may be transferred to or assumed by the Purchaser without the consent of any other person and without any change in any material term of such contract. Neither the Sellers nor any Affiliated Organization has established or contributed to, or is required to contribute to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to any "voluntary employees' beneficiary association" within the meaning of Section 501(c)(9) of the Code, "welfare benefit fund" within the meaning of Section 419 of the Code, "qualified asset account" within the meaning of Section 419A of the Code or "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA. Neither the Sellers nor any Affiliated Organization is contributing to, is or has been required to contribute to any Welfare Plan which is a Multiemployer Plan. Neither the Sellers nor any Affiliated Organization maintains, contributes to or has or could have any liability of any nature, whether known or unknown, direct or indirect, fixed or contingent, with respect to medical, health, life or other welfare benefits for present or future terminated employees or their spouses or dependents other than as required by Part 6 of Subtitle B of Title I of ERISA,
Section 4980B of the Code or any comparable state law.

            Exhibit 4.11(d) includes a complete list of each current or former employee of the Sellers or any Affiliated Organization and each other individual who is a "qualified beneficiary" with respect to such current or former employee in connection with a "group health plan" maintained by the Sellers or any Affiliated Organization (as such terms are defined in Section 4980B of the Code) currently receiving, or eligible to receive, group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA under the Sellers group health plans.

            There are no facts or circumstances which could, directly or indirectly, subject the Sellers or any Affiliated Organization to any (1) excise tax or other liability under Chapter 47 of Subtitle D of the Code, (2) penalty tax or other liability under Chapter 68 of Subtitle F of the Code or (3) civil penalty, damages or other liability arising under Section 502 of ERISA with respect to any Welfare Plan.

            Full payment has been made of all amounts which the Sellers or any Affiliated Organization is required, under applicable Law, the terms of any Welfare Plan, or any agreement relating to any Welfare Plan, to have paid as a contribution, premium or other remittance thereto or benefit thereunder. The Sellers and each Affiliated Organization has made adequate provisions for reserves or accruals in accordance with GAAP to meet contribution, benefit or funding obligations arising under applicable Law or the terms of any Welfare Plan or related agreement and Sellers could not reasonably be expected to incur any liability, whether known or unknown, direct or indirect, fixed or contingent, with respect to any Welfare Plan that is not reflected on the Latest Balance Sheet. There will be no change on or before Closing in the operation of any Welfare Plan or any documents with respect thereto which will result in an increase in the benefit liabilities under such plans, except as may be required by Law.

            The Sellers and each Affiliated Organization have timely complied in all material respects with all reporting and disclosure obligations with respect to the Welfare Plans imposed by the Code, ERISA or other applicable Law.

            There are no pending or, to the Sellers' and the Owners' knowledge, threatened audits, investigations, claims, suits, grievances or other proceedings, and there are no facts known to the Sellers that could give rise thereto, involving, directly or indirectly, any Welfare Plan, or any rights or benefits thereunder, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

            The transactions contemplated herein do not result in the acceleration of accrual, vesting, funding or payment of any contribution or benefit under any Welfare Plan.

            No action or omission of the Sellers or any officer, director, governor, manager, employee, or agent thereof in any way restricts, impairs or prohibits the Purchaser or the Sellers or any successor from amending, merging, or terminating any Welfare Plan in accordance with the express terms of any such plan and applicable Law.

            The Disclosure Schedule lists and the Sellers have delivered to the Purchaser true and complete copies of: (i) all Welfare Plans and related trust agreements or other agreements or contracts evidencing any funding vehicle with respect thereto; (ii) the three most recent annual reports on Treasury Form 5500, including all schedules and attachments thereto, with respect to any Welfare Plan for which such a report is required; (iii) the form of summary plan description, including any summary of material modifications thereto or other modifications communicated to participants, currently in effect with respect to each Welfare Plan; and (iv) all professional opinions, material internal memoranda, material correspondence with regulatory authorities and administrative policies, manuals, interpretations and the like with respect to each Welfare Plan.

      2.17 CONTRACTS AND COMMITMENTS; NO DEFAULT.

            (a) The Disclosure Schedule contains an accurate and complete list and brief description of:

                  (i) All real property owned by the Sellers included in the
            Assets or in which the Sellers have a leasehold or other interest and which is included in the Assets or which is used by the Sellers in connection with the operation of their business, together with a description of each lease, sublease, license, or any other instrument under which the Sellers claim or hold such leasehold or other interest or right to the use thereof or pursuant to which the Sellers have assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  (ii) All machinery, tools, equipment, motor vehicles and other tangible personal property (other than inventory and supplies), owned, leased or used by the Sellers and included in the Assets, except for items having a cost of less than $5,000. The Sellers have provided the Purchaser with either a copy of or a summary description of all leases and Liens relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

                  (iii) All contracts, agreements and commitments, whether or not fully performed, in respect of the issuance, sale or transfer of capital stock bonds, membership interests or other securities of the Sellers or pursuant to which the Sellers have acquired any substantial portion of their business or assets.

                  (iv) All contracts, agreements, commitments or understandings that restrict the Sellers from carrying on their businesses or any part thereof anywhere in the world or from competing in any line of business with any person or entity.

                  (v) All purchase or sale contracts or agreements that call for aggregate purchases or sales in excess over the course of such contract or agreement of $5,000 or which continues for a period of more than twelve months (including without limitation periods covered by any option to renew or extend by either party) which is not terminable on 60 days' or less notice without cost or other Liability at or any time after the Closing.


                  (vi) Any contract, commitment, agreement or arrangement with any "disqualified individual" (as defined in Section 280G(c) of the Code) which contains any severance or termination pay liabilities which would result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

                  (vii) All Assumed Contracts.

                  (viii) The names and current annual salary rates of all
            employees of and consultants to the Sellers, showing separately for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation for the year ended December 31, 1997.

                  (ix) The names of all of the officers and directors of
            Executech and managers of World Wide.

                  (x) All collective bargaining agreements, employment and
            consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, employee option or purchase plans, other employee arrangements or commitments, whether or not legally binding, including without limitation, holiday, vacation, Christmas and other bonus practices, to which either of the Sellers are a party or is bound or which relates to the operation of the Business.

            (b) The Assumed Contracts and all other contracts, agreements, leases, licenses and commitments required to be listed on the Disclosure Schedule (other than those which have been fully performed), are valid and binding upon and enforceable in accordance with their respective terms in all material respects, except as enforcement might be limited by bankruptcy and other laws related to creditors' rights and principles of equity, against the Sellers and are in full force and effect. Except as otherwise specified in the Disclosure Schedule, the Assumed Contracts are validly assignable to the Purchaser without the consent of any other party so that, after the assignment thereof to the Purchaser pursuant hereto, the Purchaser will be entitled to the full benefits thereof. Except as disclosed in the Disclosure Schedule, none of the payments required to be made under any Assumed Contract has been prepaid more than 90 days prior to the due date of such payment thereunder. Except as set forth in the Disclosure Schedule, the Sellers are not in material breach, violation or default, however defined, in the performance of any of their obligations under any Assumed Contract or any other contract, agreement, lease, license or commitment required to be listed on the Disclosure Schedule, and no facts and circumstances exist which, whether with the giving of due notice, lapse of time, or both, would constitute such a material breach, violation or default thereunder or thereof. Except as set forth in the Disclosure Schedule, none of the Assumed Contracts is subject to renegotiation with any government body. True and complete copies of all of the Assumed Contracts (together with any and all amendments thereto) have been delivered to the Purchaser and identified with a reference to this Section of this Agreement.

      2.18 ORDERS, COMMITMENTS AND RETURNS.

      Except as set forth in the Disclosure Schedule, all accepted and unfulfilled orders for the sale of products and the performance of services entered into by the Sellers and all outstanding material contracts or material commitments for the purchase of supplies, materials and services were made in bona fide transactions in the ordinary course of business. To the best of the Sellers' and the Owners' knowledge, neither of the Sellers are subject to any outstanding sales or purchase contracts, commitments or proposals which is anticipated to result in an overall loss upon completion or performance thereof.

      2.19 LABOR MATTERS.

      The Disclosure Schedule attached hereto includes a true and complete list of all employees of Sellers, together with each person's job title and compensation level. The Disclosure Schedule also identifies all employees of Sellers on leave of absence and employees of Sellers and former employees of Sellers and their dependents receiving health benefits, or eligible to receive health benefits, as required by COBRA. Notice of the availability of healthcare continuation coverage for employees and former employees of Sellers and their respective dependents, in accordance with the requirements of COBRA, will have been provided to all persons entitled thereto, and all persons electing such coverage are being (or have been, if applicable) provided such coverage. Except as set forth in the Disclosure Schedule:

            (a) the Sellers are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination and occupational safety and health requirements, and have not and are not engaged in any unfair labor practice;

            (b) there is no unfair labor practice complaint against either of the Sellers pending or threatened before the National Labor Relations Board or any other comparable Authority;

            (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or directly affecting the Sellers;

            (d) no labor representation question exists respecting the employees of either of the Sellers and there is not pending or threatened any activity intended or likely to result in a labor representation vote respecting the employees of either of the Sellers;

            (e) no grievance or any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist or have been threatened;

            (f) no collective bargaining agreement is binding and in force against the Sellers or currently being negotiated by the Sellers;

            (g) the Sellers have not experienced any significant work stoppage or other significant labor difficulty;

            (h) the Sellers are not delinquent in payments to any persons for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them or amounts required to be reimbursed to such persons, including without limitation any amounts due under any Pension Plan, Welfare Plan or Compensation Plan; and

            (i) upon termination of the employment of any person, neither the Sellers, the Purchaser, Merrill or any subsidiary of Merrill will, by reason of anything done at or prior to or as of the Closing Date, be liable to any of such persons for so-called "severance pay" or any other payments.

      2.20 COMPLIANCE WITH LAW; PERMITS AND OTHER OPERATING RIGHTS.

      Except as set forth in the Disclosure Schedule, and without limiting the scope of any other representations or warranties contained in this Agreement, but without intending to duplicate the scope of such other representations and warranties, the assets, properties, business and operations of the Sellers, are and have been in compliance in all material respects with all Laws applicable to the Sellers' assets, properties, business and operations. Except as set forth in the Disclosure Schedule, the Sellers do not require the Consent of any Authority to permit them to operate in the manner in which they are presently being operated. The Sellers possess all permits, licenses and other authorizations from all Authorities necessary to permit them to operate the Business in the manner in which it presently is conducted and the consummation of the transactions contemplated by this Agreement will not prevent the Sellers from being able to continue to use such permits and operating rights.

      2.21 ENVIRONMENTAL AND SAFETY MATTERS.

      Except as set forth on the Disclosure Schedule:

            (a) Neither the Sellers, any subsidiary or former subsidiary of the Sellers, nor, to the best of the Sellers' knowledge, any previous owner, tenant, occupant or user of any property owned or leased by or to the Sellers, or by or to any subsidiary or former subsidiary (the "PROPERTIES") engaged in or permitted, direct or indirect operations or activities upon, or any use or occupancy of the Properties, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, emission, release, discharge, refining, dumping or disposal of any Environmentally Regulated Materials (whether legal or illegal, accidental or intentional, direct or indirect) on, under, in or about the Properties, or transported any Environmentally Regulated Materials to, from or across the Properties, nor are any Environmentally Regulated Materials presently constructed, deposited, stored, placed or otherwise located on, under, in or about the Properties, nor have any Environmentally Regulated Materials migrated from the Properties upon or beneath other properties, nor have any Environmentally Regulated Materials migrated or threatened to migrate from other properties upon, about or beneath the Properties. The Properties do not contain any: (i) underground or aboveground storage tanks; (ii) asbestos; (iii) equipment using PCBs; (iv) underground injection wells; or
      (v) septic tanks in which process waste water or any Environmentally Regulated Materials have been disposed.

            (b) (i) No violation or noncompliance with Environmental and Occupational Safety and Health Laws has occurred with respect to the Properties or operations conducted thereon during the period in which the Sellers operated such Properties and conducted such operations and prior to such time as the Sellers operated such Properties and conducted such operations; the Sellers have obtained all permits, licenses and authorizations required by, and the Sellers and the Properties are in compliance with, all Environmental and Occupational Safety and Health Laws including, without limitation, all applicable restrictions, conditions, standards, limitations, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental and Occupational Safety and Health Laws or contained in any regulation, code, plan, order, decree, judgment, injection, notice or demand letter issued, entered, promulgated or approved thereunder;

                  (ii) no enforcement, investigation, cleanup, removal,
            remediation or response or other governmental or regulatory actions have been, or could have been at any time in the past, asserted or threatened (A) with respect to operations conducted by the Sellers on the Properties or, (B) with respect to the Properties themselves or (C) against the Sellers or any subsidiary or former subsidiary with respect to or in any way regarding the Properties pursuant to any Environmental and Occupational Safety and Health Laws; and

                  (iii) no claims or settlements relating to or arising out of
            Environmental and Occupational Safety and Health Laws or Environmentally Regulated Materials, have been made or, to the knowledge of the Sellers, been threatened by any third party, including any Authority, nor, to the knowledge of the Sellers, does there exist any basis for any such claim (any such enforcement, investigation, cleanup, removal, remediation or response, other governmental or regulatory action, claim or settlement is herein referred to as an "Environmental Claim") against the Sellers or any subsidiary or former subsidiaries with respect to the Properties or operations conducted thereon, or with respect to the Properties or the operations thereon.

            (c) With regard to the Sellers, there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental and Occupational Health and Safety Laws, as in effect on the Closing Date.

      2.22 INSURANCE.

      The Disclosure Schedule contains a listing of all policies of fire and other casualty, general liability, theft, life, workers' compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Sellers, specifying the insurer, the policy number, the risk insured against, the term of the coverage, the limits of coverage, the deductible amount (if any), the premium rate, the date through which coverage will continue by virtue of premiums already paid and, in the case of any "claims made" coverage, the same information as to predecessor policies for the previous five years. All present policies are in full force and effect and all premiums with respect thereto have been paid. The Sellers have not been denied any form of insurance and no policy of insurance has been revoked or rescinded during the past five years, except as described on the Disclosure Schedule.

      2.23 BANK ACCOUNTS.

      The Disclosure Schedule contains a list of the names of all financial institutions, investment banking and brokerage houses, and other similar institutions at which the Sellers maintain accounts, deposits, safe deposit boxes of any nature, and the names of all persons authorized to draw thereon or make withdrawals therefrom; and the names of all persons, if any, holding tax or other powers of attorney from the Sellers and a summary of the terms thereof.

      2.24 BROKERS.

      Except as set forth in the Disclosure Schedule and except for amounts owing to Southport Partners, which such amounts will be paid at Closing, neither the Sellers, the Owners nor any of the Sellers' respective directors, officers, shareholders, managers, members or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Sellers or the Owners for any such fee or commission to be claimed by any person or entity.

      2.25 ABSENCE OF CERTAIN BUSINESS PRACTICES.

      Neither the Sellers, nor any director, officer, manager, employee or agent of the Sellers, nor any other person acting on their behalf, have, directly or indirectly, within the past five years given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the Sellers (or assist the Sellers in connection with any actual or proposed transaction) which: (i) might subject the Sellers, the Purchaser, Merrill or the Purchaser's or Merrill's affiliates to any damage or penalty in any civil, criminal or governmental litigation proceeding; (ii) if not given in the past, might have had a Material Adverse Effect on the Business; or (iii) if not continued in the future, might materially adversely effect the Business or which might subject the Sellers, the Purchaser, Merrill or the Purchaser's or Merrill's affiliates to suit or penalty in any private or governmental litigation or proceeding.

      2.26 BUSINESS GENERALLY.

      Except as set forth in the Disclosure Schedule, there has been no event, transaction or information which has come to the attention of the Sellers which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Sellers. Without limiting the generality of the foregoing, except as set forth in the Disclosure Schedule, there has not been in the 12-month period prior to the date hereof any material adverse change in the business relationship of the Sellers with any customer, dealer or supplier to the Sellers, except for such changes in the ordinary course of business consistent with past practices.

      2.27 TRANSACTIONS WITH CERTAIN PERSONS.

      Except as set forth in the Disclosure Schedule and excluding transactions between Executech and World Wide, during the past three years, the Sellers have not, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, any affiliate or associate of the Sellers or any member, shareholder, or partner of any affiliate or associate of the Sellers (except with respect to compensation in the ordinary course of business for services rendered as a director, officer, manager or employee of the Sellers). The Sellers do not owe any amount to, or have any agreement or contract with or commitment to, any of its shareholders, directors, officers, members, governors, managers, employees or consultants or any affiliate or associate thereof (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to either of the Sellers.

      2.28 CUSTOMERS.

      Except as set forth on the Disclosure Schedule, there has not been in the 12-month period prior to the date hereof, any dispute with any customer of the Sellers, nor any other set of circumstances, which is reasonably anticipated to have a Material Adverse Effect on the relationship between either of the Sellers and any of such customers. Except as set forth on the Disclosure Schedule, the Sellers are not aware of any circumstances that could materially affect the ability of any customer of either of the Sellers, to continue doing business with either of the Sellers in the manner in which such business has been conducted in the past.

      2.29 ACCURACY OF INFORMATION.

      No representation or warranty made by the Sellers or the Owners in this Agreement, the Disclosure Schedule, or in any written agreement, instrument, document, certificate, statement or letter furnished or to be furnished to the Purchaser at the Closing by or on behalf of the Sellers or the Owners in connection with any of the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omit or will omit to state any material fact necessary in order to make the statements herein or therein not misleading in light of the circumstances in which they are made, and all of the foregoing completely and correctly present the information required or purported to be set forth herein or therein. There is no material fact as of the date hereof which has not been disclosed in writing to the Purchaser to which the Sellers have knowledge related to either of the Sellers, its operations, properties, financial condition or prospects which has a Material Adverse Effect or, to the knowledge of the Sellers and the Owners, in the future may have a Material Adverse Effect on either of the Sellers. The representations and warranties contained in this Article 2 or elsewhere in this Agreement or any document delivered pursuant hereto will not be affected or deemed waived by reason of the fact that the Purchaser or its representatives should have known that any such representation or warranty is or might be inaccurate in any respect.

3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      The Purchaser represents and warrants to the Sellers as of the date hereof as follows:

      3.1 CORPORATE ORGANIZATION.

      The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets.

      3.2 AUTHORIZATION.

      The Purchaser has all the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The Board of Directors of the Purchaser has taken all action required by law, its articles of incorporation and bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and no action of the stockholders of the Purchaser is required. This Agreement is a valid and binding legal obligation of the Purchaser enforceable against it in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of applicability relating to or affecting creditors' rights and general principals of equity.

      3.3 NON-CONTRAVENTION.

      Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated herein will: (i) violate any provision of the articles of incorporation or bylaws of the Purchaser; or (ii) except for such violations, conflicts, defaults, accelerations, terminations, cancellations, impositions of fees or penalties, mortgages, pledges, liens, security interests, encumbrances, restrictions and charges which would not, individually or in the aggregate, have a Material Adverse Effect on the Purchaser, violate, be in conflict with, or constitute a default, however defined (or an event which, with the giving of due notice or lapse of time, or both, would constitute such a default), under, or cause or permit the acceleration of the maturity of, or give rise to, any right of termination, cancellation, imposition of fees or penalties under, any debt, note, bond, lease, mortgage, indenture, license, obligation, contract, commitment, franchise, permit, instrument or other agreement or obligation to which the Purchaser is a party or by which the Purchaser or any of its properties or assets is or may be bound (unless with respect to which defaults or other rights, requisite waivers or consents shall have been obtained at or prior to the Closing) or (iii) result in the creation or imposition of any Lien, upon any property or assets of the Purchaser under any debt, obligation, contract, agreement or commitment to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is or may be bound; or (iv) violate any Law of any Authority.

      3.4 CONSENTS AND APPROVALS.

      No Consent is required by any person or entity, including without limitation any Authority, in connection with the execution, delivery and performance by the Purchaser of this Agreement, or the consummation of the transactions contemplated herein, other than any Consent which, if not made or obtained, will not, individually or in the aggregate, have a Material Adverse Effect on the business of the Purchaser or the transactions contemplated herein.

      3.5 BROKERS.

      Except as set forth in the Disclosure Schedule, neither the Purchaser, nor any of its officers, directors or employees have employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated hereby, nor is there any basis known to the Purchaser for any such fee or commission to be claimed by any person or entity.

      3.6 FINANCIAL STATEMENTS.

      Except as disclosed therein, the audited financial statements of Merrill as of and for the year ended January 31, 1998, included in its 1998 Annual Report to Shareholders (i) are in accordance with the books and records of Merrill and have been prepared in conformity with GAAP, and (ii) fairly present the consolidated financial position of Merrill as of the date thereof, and the results of operations (or income or loss), changes in shareholders' equity and changes in cash flow for the period then ended, all in accordance with GAAP.

      3.7 TAXES.

      Merrill has properly completed and duly filed on a timely basis (subject to any valid extensions filed by Merrill) and in a form that is correct, in all materials respects, all Tax Returns required to be filed on or prior to the date hereof by Merrill. As of the time of filing, the foregoing Tax Returns correctly reflected, in all material respects, the facts regarding the income, business, assets, operations, activities, status or other matters of Merrill.

4. COVENANTS OF THE PARTIES

      4.1 INTENTIONALLY OMITTED.

      4.2 INTENTIONALLY OMITTED.

      4.3 INTENTIONALLY OMITTED.

      4.4 CONFIDENTIALITY.

      Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to any other party hereto furnished to it in connection with the transactions contemplated herein ("INFORMATION") in a manner or for a purpose detrimental to such other party or otherwise than in connection with the transaction, and that they will not disclose, divulge, provide or make accessible (collectively, "DISCLOSE"), or permit the Disclosure of, any of the Information to any person or entity, other than their respective directors, officers, governors, managers, employees, investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of such party's counsel, by other requirements of Law; PROVIDED, HOWEVER, that prior to any Disclosure of any Information permitted hereunder, the disclosing party shall first obtain the recipients' undertaking to comply with the provisions of this subsection with respect to such Information. The term "Information" as used herein shall not include any information relating to a party which the party disclosing such information can show: (i) to have been in its possession prior to its receipt from another party hereto; (ii) to be now or to later become generally available to the public through no fault of the disclosing party; (iii) to have been available to the public at the time of its receipt by the disclosing party; (iv) to have been received separately by the disclosing party in an unrestricted manner from a person entitled to disclose such information; or (v) to have been developed independently by the disclosing party without regard to any information received in connection with this transaction. Each party hereto also agrees to promptly return to the party from whom it originally received such Information all original and duplicate copies of materials in any media containing Information should the transactions contemplated herein not occur. A party hereto shall be deemed to have satisfied its obligations to hold the Information confidential if it exercises the highest care as it takes with respect to its own similar information.

      4.5 INTENTIONALLY OMITTED.

      4.6 FURTHER ASSURANCES; COOPERATION; NOTIFICATION.

      Each party hereto will, before, at and after Closing, execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Purchaser and without further consideration, the Sellers will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Purchaser may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated hereby and to vest in the Purchaser good and marketable title to, all of the Assets, to put the Purchaser in actual possession and operating control thereof and to assist the Purchaser in exercising all rights with respect thereto, without further cost or expense to the Purchaser.

      4.7 INTENTIONALLY OMITTED.

      4.8 INTENTIONALLY OMITTED.

      4.9 TAX MATTERS.

            (a) Intentionally Omitted.

            (b) In addition to and without limiting those representations and warranties set forth in Section 2.15 of this Agreement, in the event that any sales or use Tax, or any Tax in the nature of a sales or use tax, or any transactional Tax is payable or assessed relative to the transactions contemplated herein, the Purchaser will pay all such Taxes and will not collect any part thereof from the Sellers. The parties hereto will cooperate to make any necessary filings with state and local or foreign taxing Authorities and to furnish any required supplemental information with respect to any state and local or foreign Tax liabilities resulting from the consummation of the transactions contemplated herein.

            (c) In addition to and without limiting those representations and warranties set forth in Section 2.15 of this Agreement and except as otherwise set forth in Section 4.9(b) herein, the Sellers will pay all Taxes arising from or relating to the transactions contemplated by this Agreement, including without limitation Tax on any income or gains arising from the sale of the Assets. The Sellers will file all federal, foreign and state income Tax Returns for the Sellers reflecting all activities of the Sellers through and including the Closing Date. Except as otherwise agreed to by the parties and regardless of any prior practice, no distribution of cash or property will be made by the Sellers on or before the Closing Date without the express written consent of the Purchaser.

            (d) The Sellers, the Owners and the Purchaser will:

                  (i) each provide the other with such assistance as may
            reasonably be requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any taxing Authority or judicial or administrative proceedings relating to liability for Taxes,

                  (ii) each retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, proceeding or determination, and

                  (iii) each provide the other with any final determination of such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

            (e) Without limiting the generality of the foregoing, the Sellers, the Owners and the Purchaser will retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information which may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before the Closing Date and will not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

      4.10 BULK TRANSFERS.

      The Sellers, the Owners and the Purchaser hereby waive the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Sellers have assets, including without limitation the requirement of notice to creditors.

      4.11 EMPLOYEE BENEFITS.

            (a) The Purchaser will not have any liability or obligation to employ or offer employment to any employee of the Sellers in connection with the transactions contemplated hereby other than those listed on
      Exhibit 4.11 hereto. The Sellers hereby authorize the Purchaser to enter into discussions with any of such employees listed on Exhibit 4.11 concerning the future employment of such individual by the Purchaser; provided, however, that (i) such discussions will not be commenced prior to the giving of notice by the Sellers to the employees of the Sellers of the transactions contemplated by this Agreement; and (ii) all such discussions will be conducted in such a manner as not to interfere unreasonably with the business operations of the Sellers. The terms and conditions of such employment will be established by the Purchaser in its sole discretion.

            (b) Except as expressly provided in this subsection (b), the Sellers will be responsible for making any required payment of severance compensation including any notice pay and severance pay in order to comply with the requirements of the Worker Adjustment and Retraining Act ("WARN") to any employee of the Sellers who is not offered employment by the Purchaser or who refuses to accept any such offer of employment by the Purchaser.

            (c) The Sellers and the Owners will not, commencing with the Closing Date and ending on January 31, 2002, take any action, other than with the written consent of the Purchaser, to induce any employee who accepts an offer pursuant to subsection(a) above, while still employed by the Purchaser or any affiliate of the Purchaser, to enter into the employ of the Sellers, the Owners or any affiliate of the Sellers or the Owners.

            (d) The Purchaser will not be obligated under, and hereby specifically disclaims any assumption or liability with respect to, any collective bargaining agreement to which the Sellers are a party or under which the Sellers' employees or former employees are covered or any Pension Plan, Compensation Plan or except as provided in this subsection
      (d), any Welfare Plan. Without limiting the generality of the foregoing, the Purchaser is not assuming any obligation to contribute to, or any obligation or liability for any withdrawal liability arising in connection with, any Multiemployer Plan attributable to participation therein by current or former employees of the Sellers as a result of this Agreement or the transactions contemplated hereby. The Purchaser will be obligated under, and hereby specifically agrees to assume, all group health plans maintained by the Sellers as of the Closing Date that are listed on the Disclosure Schedule (the "Assumed Group Health Plans"). Exhibit 4.11(d) includes a complete list of each "qualified beneficiary" currently receiving or eligible to receive group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA under the Assumed Group Health Plans in connection with any "qualifying event" that has occurred on or before the Closing Date. With respect to the "qualified beneficiaries" listed on Exhibit 4.11 who have received proper notification of their continuation coverage rights pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, in connection with any "qualifying event" that has occurred on or before the Closing Date or with respect to whom the deadline for providing such notice in connection with such qualifying event has not yet passed, as between the

      Purchaser, on the one hand, and the Sellers, on the other hand, the Purchaser is responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA to such "qualified beneficiaries." With respect to any other individual who is not listed on Exhibit 4.11 or who has not received proper notification of their continuation coverage rights pursuant to Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, but who is a "qualified beneficiary" currently receiving or eligible to receive group health plan continuation coverage under any of the Assumed Group Health Plans or any other "group health plan" maintained by the Sellers or any Affiliated Organization, as between the Purchaser, on the one hand, and the Sellers, on the other hand, the Sellers are responsible for providing group health plan continuation coverage in accordance with Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (without regard to whether the Purchaser is ultimately determined to be responsible to provide such coverage to any such individual) and the Sellers will indemnify, defend and hold harmless the Purchaser and its affiliates from and against any liability, expense, cost, tax or obligation of any nature with respect to such individual arising in connection with group health plan coverage required under
      Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.


      4.12 AUTHORIZATION.

            (a) On or prior to the Closing, the Sellers will deliver to the Purchaser a copy of the resolutions of the Board of Directors and Shareholders of Executech and Members of World Wide, approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of Executech and a manager of World Wide.

            (b) On or prior to the Closing, the Purchaser will deliver to the Sellers a copy of the resolutions of the Board of Directors approving the execution and delivery of this Agreement and the consummation of all of the transactions contemplated hereby, duly certified by an officer of the Purchaser.

      4.13 ADDITIONAL POST-CLOSING OBLIGATIONS OF THE SELLERS.

      Effective as of the Closing, the Sellers appoint the Purchaser their successor and assigns, the true and lawful attorney or attorneys of the Sellers, with full power of substitution, in the name of the Sellers but on behalf and for the benefit of and at the expense of the Purchaser:

            (a) to collect in the name of the Sellers for the account of the Purchaser all receivables and other items included in the Assets, if any, to be sold and transferred to the Purchaser as provided herein;

            (b) to institute and prosecute, in the name of the Sellers or otherwise, all proceedings which the Purchaser may reasonably deem necessary or desirable in order to collect, assert or enforce any claim, right or title of any kind arising with respect to the Assets, unless the Sellers are controlling the claim as provided herein;

            (c) to defend and compromise any and all actions, suits or proceedings in respect of the Assets to the extent liability therefor has been assumed by the Purchaser hereunder, unless the Sellers are controlling the claim as provided herein; and

            (d) to do all such acts and things in relation to the foregoing as is reasonably necessary to exercise such powers, as the Purchaser may reasonably deem advisable.

The foregoing power is coupled with an interest and will be irrevocable by the Sellers or by their dissolution in any manner or for any reason. Except to the extent indemnified by the Sellers or the Owners hereunder, the Purchaser will retain for its own account any amounts collected pursuant to the foregoing power, including any sums payable as interest in respect thereof, and the Sellers will pay to the Purchaser, when received, any amounts which will be received by the Sellers in respect of any receivables or other assets or properties related to the Assets. The Purchaser will pay to the Sellers, when received, any amounts which will be received by the Purchaser in respect of any receivables or other assets or properties of the Sellers (other than those related to the Assets), including any Guaranteed Receivables returned to the Sellers Pursuant to Section 1.6.

      4.14 GUARANTEE BY MERRILL.

      Merrill hereby absolutely, unconditionally and irrevocably guarantees to the Sellers and the Owners the prompt and full payment and other performance of all of the obligations of the Purchaser under this Agreement and the Liabilities Undertaking (the "Transaction Documents") when each of such obligations is due or to be performed.

      4.15 CAPITAL REQUIREMENTS.

      The Purchaser will provide any capital requirements of the "business" arising after the Closing Date on a basis consistent with Merrill's policies and procedures applicable to its document management service business unit in effect at the time of such capital requirement.

      4.16 TERMINATION OF PENSION PLANS.

      Sellers will adopt resolutions and take all other necessary actions to terminate all Plans, effective as of a date prior to the Closing Date. After the Closing Date, and at the Sellers and the Owners expense, the Sellers will submit requests to the Internal Revenue Service for determination letters stating that the termination of the Plans does not adversely affect their qualification for federal tax purposes.

5. INTENTIONALLY OMITTED.

6. INTENTIONALLY OMITTED.

7. INTENTIONALLY OMITTED.

8. SURVIVAL AND INDEMNIFICATION.

      8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INVESTIGATION.

      All representations and warranties of the parties contained in this Agreement will survive the Closing Date for a period of three (3) years (other than the representations and warranties set forth in Section 2.10(a) and 2.13(b), which survive indefinitely, the representations and warranties set forth in Sections 2.15, 2.16 and 2.21 which survive for the applicable statute of limitations and the representations and warranties set forth in Sections 3.6 and 3.7 which do not survive the Closing Date). The covenants and agreements contained herein and in the exhibits hereto will survive the Closing without limitation as to time unless the covenant or agreement specifies the term, in which case such covenant or agreement will survive until the expiration of such specified term and will thereupon expire. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge capable of being acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such covenants and obligations.

      8.2 INDEMNIFICATION BY THE PURCHASER.

      The Purchaser and Merrill, jointly and severally agree to indemnify, defend and hold the Sellers and the Owners and their respective officers, directors and employees ("SELLER INDEMNIFIED PARTIES") harmless from and against any and all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding consequential damages, lost profits or punitive damages suffered directly by Seller Indemnified Parties as opposed to consequential damages, lost profits or punitive damages paid by any Seller Indemnified Parties to a third party), Taxes, or expense (including but not limited to interest, penalties, fees and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "SELLERS' LOSS" or "SELLERS' LOSSES") to which the Seller Indemnified Parties may suffer or incur, directly or indirectly, as a result from or in connection with:

            (a) any untrue representation, or breach of warranty by, the Purchaser contained in Sections 3.1 through 3.5 of this Agreement; and

            (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Purchaser in this Agreement;

            (c) the operation of the Business and ownership of the Assets after the Closing Date unless such Sellers' Losses or Sellers' Loss is subject to indemnification by the Sellers and the Owners pursuant to Section 8.3 hereof;

            (d) any Assumed Liabilities; and

            (e) any Taxes arising out of the Purchaser's ownership of the Assets or operation of the Business after the Closing Date.

      8.3 INDEMNIFICATION BY THE SELLERS AND THE OWNERS.

      The Sellers and the Owners, jointly and severally, agree to indemnify the Purchaser and Merrill, their respective subsidiaries and affiliates and each of their respective shareholders, officers, directors and employees (the "PURCHASER INDEMNIFIED PARTIES") against all losses, liabilities, obligations, demands, judgments, settlements, damages (but excluding any claims for consequential damages, lost profits or punitive damages suffered directly by the Purchaser Indemnified Parties as opposed to consequential damages, lost profits or punitive damages actually paid by the Purchaser Indemnified Parties to a third party), Taxes, or expenses (including, but not limited to, interest, penalties, fees, and reasonable professional fees and expenses) and against all claims in respect thereof (including, without limitation, amounts paid in settlement and costs of investigation) or diminution in value, whether or not involving a third-party claim (herein referred to collectively as "PURCHASER'S LOSSES" or individually as a "PURCHASER'S LOSS") to which the Purchaser Indemnified Parties, may become subject to or which they may suffer or incur, directly or indirectly, as a result from or in connection with:

            (a) any untrue representation of or breach of express warranty, by the Sellers or the Owners in any part of this Agreement;

            (b) the breach of or nonfulfillment of any covenant, agreement or undertaking of the Sellers or the Owners in this Agreement;

            (c) any debt, liability or obligation, direct or indirect, known or unknown, fixed contingent or otherwise not included in the Assumed Liabilities, that relates to the Sellers or the Owners and is based upon or arises from any act or omission, transaction, circumstance, state of facts or other condition occurring or existing on or before the Closing Date, whether or not then known, due or payable;

            (d) any obligation for Taxes of the Sellers or the Owners for any period (or portion thereof) prior to the Closing Date;

            (e) any Retained Liabilities;

            (f) the failure of the Sellers or the Owners to comply with the requirements of the Uniform Commercial Code concerning bulk transfers, as in effect in the various states in which the Sellers have assets, including, without limitation, the requirement of notice to creditors, unless such Purchaser's Loss or Purchaser's Losses is subject to indemnification by the Purchaser and Merrill pursuant to Section 8.2(d);

            (g) the failure of the Sellers or the Owners to obtain any clearance certificate or similar document required by any taxing Authority in order to relieve the Purchaser of any obligation to withhold any portion of the Purchase Price or in order to avoid any successor liability for Taxes; and

            (h) except as otherwise provided in Section 4.11, any liability, expense, cost, tax or obligation of any nature with respect to such current or former employee or other individual arising in connection with group health plan coverage required under Section 4980B of the Code or
      Part 6 of Subtitle B of Title I of ERISA.

      8.4 BASKET AMOUNT.

      Notwithstanding anything in Section 8.3 to the contrary, none of the Purchaser Indemnified Parties will be entitled to any indemnification under
Section 8.3 if the aggregate amount of all claims thereunder is less than $25,000; provided, however, if the aggregate amount of all claims equals or exceeds such amount, then the Purchaser Indemnified Parties will be entitled to full indemnification of all claims under Section 8.3 in excess of $25,000. The parties hereto do not intend that such exception amount be deemed to be a definition of what is "material" for any purpose in this Agreement.

      8.5 RIGHT OF SET-OFF.

      Following good faith discussions among the Sellers, the Owners and the Purchaser, upon notice to the Sellers and the Owners, specifying in reasonable detail the basis therefor, the Purchaser may set off the amount of any Purchaser's Losses to which it may be entitled under this Article 8, that is fixed or determinable, against amounts otherwise payable under Section 1.4. In the event of Purchaser's Losses arising from third party claims that are not yet fixed or determinable, the Purchaser may set off amounts to which it may be entitled upon the earlier of the entry of a judgment, whether in a court of law or arbitration proceeding, or upon settlement of such matter. In addition, the Sellers and the Owners acknowledge that the Purchaser may set-off an amount equal to its fees and expenses (including reasonable attorneys fees) as incurred in resolving the contest of any claims made under this Article 8, against amounts otherwise payable under Section 1.4. The exercise of such right of set-off by the Purchaser will not constitute an event of default or a breach under this Agreement if made in accordance with this Section 8.5. In the event that the Sellers and the Owners do not agree with the appropriateness of such set-off, the parties will resolve the dispute pursuant to Section 9.8 below. In the event that the Purchaser improperly sets off amounts under this Section 8.5, as determined by the arbitration panel appointed pursuant to Section 9.8 below, the Sellers will be entitled to interest on the amounts improperly set off at an interest rate equal to the Late Payment Rate from the date of such set-off to the date of payment in full of the amount due together with such interest. Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies nor limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

      8.6 CLAIMS FOR INDEMNIFICATION.

            (a) GENERAL. The parties intend that all indemnification claims be made as promptly as practicable by the party seeking indemnification (the "INDEMNIFIED PARTY"). Whenever any claim will arise for indemnification hereunder the Indemnified Party will promptly notify the party from whom indemnification is sought (the "INDEMNIFYING PARTY") of the claim and, when known, the facts constituting the basis for such claim. The failure so to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Party demonstrates that the defense of such action is materially prejudiced thereby.

            (b) CLAIMS BY THIRD PARTIES. With respect to claims made by third parties, the Indemnifying Party will be entitled to assume control of the defense of such action or claim with counsel reasonably satisfactory to the Indemnified Party; provided, however, that:

                  (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

                  (ii) no Indemnifying Party will consent to (A) the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such claim or (B) if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party; and,

                  (iii) if the Indemnifying Party does not assume control of the defense of such claim in accordance with the foregoing provisions within five (5) business days after receipt of notice of the claim, the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefore in accordance with this
            Article 8; provided that the Indemnified Party will not be entitled to consent to the entry of any judgment or enter into any settlement of such claim that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnifying Party of a release from all liability in respect of such claim without the prior written consent of the Indemnifying Party if, pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party.

            (c) REMEDIES CUMULATIVE. The remedies provided herein will be cumulative and will not preclude assertion by any party of any rights or the seeking of any other remedies against any other party.

      8.7 LIMIT ON DAMAGES.

      The aggregate amount payable by the Sellers and the Owners to the Purchaser Indemnified Parties hereunder will not exceed the Purchase Price (other than with respect to claims made pursuant to Section 8.3(e) related to the Retained Liabilities described in Section 1.2 hereto, as to which there shall be no limit). EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE SELLERS AND THE OWNERS MAKE NO WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. MISCELLANEOUS PROVISIONS.

      9.1 EXPENSES.

      The Purchaser, Merrill, the Sellers and the Owners will each bear their own costs and expenses relating to the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives for the services used, hired or connected with the transactions contemplated hereby.

      9.2 AMENDMENT AND MODIFICATION.

      This Agreement may not be amended or modified by the parties hereto except by means of a writing duly executed by each of the parties hereto.

      9.3 WAIVER OF COMPLIANCE; CONSENTS.

      Any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the party entitled hereby to such compliance, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No single or partial exercise of a right or remedy will preclude any other or further exercise thereof or of any other right or remedy hereunder. Whenever this Agreement requires or permits the consent by or on behalf of a party, such consent will be given in writing in the same manner as for waivers of compliance.

      9.4 NO THIRD PARTY BENEFICIARIES.

      Nothing in this Agreement will entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

      9.5 NOTICES.

      All notices, requests, demands and other communications required or permitted hereunder will be made in writing by personal delivery, certified or registered mail or recognized overnight courier and will be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally;
(ii) on the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (iii) on the date of confirmed delivery, if sent by recognized overnight courier:

      If to the Sellers and the Owners:

            To:   Theodore M. Davis, Representative
                  Executech, Inc.
                  444 Westport Avenue
                  Norwalk, CT  06851

            With copies to:

                  Brown, Raysman, Millstein, Felder & Steiner LLP
                  120 West 45th Street
                  New York, NY  10036
                  Attn.:  Gerard R. Boyce, Esq.

or to such other person or address as the Representative will furnish to the other parties hereto in writing in accordance with this subsection.

      If to Purchaser:

            To:   Merrill Acquisition Corporation
                  One Merrill Circle
                  St. Paul, MN  55108
                  Attn.:  Steven J. Machov, Esq.

            With a copy to:

                  Oppenheimer Wolff & Donnelly LLP
                  45 South Seventh Street
                  Suite 3400, Plaza VII
                  Minneapolis, MN  55402
                  Attn.:  Kristine L. Gabel, Esq.

or to such other person or address as the Purchaser will furnish to the other parties hereto in writing in accordance with this subsection.

      9.6 ASSIGNMENT.

      This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other parties, PROVIDED, HOWEVER, that the Purchaser may assign its rights (but not its obligations) under this Agreement, in whole or in any part, and from time to time, to a wholly owned, direct or indirect, subsidiary of Merrill.

      9.7 GOVERNING LAW.

      This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of New York (without regard to the laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies.

      9.8 ARBITRATION.

            (a) The parties agree that any dispute arising out of or relating to this Agreement or the formation, breach, termination or validity thereof, except for injunctive relief contemplated by Section 9.12 (a "DISPUTE") will be resolved as follows. If the Dispute cannot be settled through direct discussions, the parties will first try to settle the Dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration. Any Dispute that has not been resolved within 60 days of the initiation of the mediation procedure (the "MEDIATION DEADLINE") will be settled by binding arbitration in Delaware by a panel of three (3) arbitrators, selected in accordance with subsection (b) below, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AMERICAN ARBITRATION RULES"). The arbitrators in any such arbitration will have the discretion to order a pre-hearing exchange of information by the parties, including, without limitation, production of requested documents, exchange of summaries of testimony and proposed witnesses, and examination by deposition of parties. The arbitrators are not empowered to award damages in excess of compensatory damages, as limited by this Agreement, and each party hereby irrevocably waives any damages in excess of compensatory damages. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof and the parties consent to the jurisdiction of the courts of the State of Delaware for this purpose. The parties agree that service of process and of any notices required in connection with any arbitration hereunder or any related court proceedings may be given in the manner provided for the giving of notices under this Agreement as set forth in Section 9.5.

            (b) Within twenty (20) days of the Mediation Deadline, the Purchaser will nominate one arbitrator and the Sellers and the Owners, together, will nominate one arbitrator. Within thirty (30) days of the nomination and appointment of the two arbitrators, the two arbitrators shall select a third arbitrator, and if they fail to do so, a neutral arbitrator shall be chosen in accordance with the American Arbitration Rules.

            (c) The prevailing party in any Dispute will be entitled to recover all of its reasonable fees and expenses (including reasonable attorneys fees) in connection with mediating and arbitrating such Dispute. It is the intent of the parties that the arbitrators are entitled to determine which party actually prevails in the Dispute and to award fees and expenses to such party in accordance with this Section 9.8(c)

      9.9 COUNTERPARTS.

      This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.10 HEADINGS.

      The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

      9.11 ENTIRE AGREEMENT.

      This Agreement, the Disclosure Schedule and the exhibits and other writings referred to in this Agreement or in the Disclosure Schedule or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this "AGREEMENT" or the "AGREEMENT". There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement, including, but not limited to, the letter of intent dated April 30, 1998. Any provision of this Agreement that becomes invalid or unenforceable under applicable Law will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

      9.12 INJUNCTIVE RELIEF.

      It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its agreements and covenants in this Agreement. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the other and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach of this Agreement hereof or the continuation of any such breach without the necessity or proving actual damages and may seek to specifically enforce the terms thereof.

      9.13 SHAREHOLDER'S REPRESENTATIVE.

            (a) In order to efficiently administer (i) the waiver of any condition to the obligations of the Sellers and the Owners to consummate the transactions contemplated hereby, and (ii) the defense and/or settlement of any claims for which the Sellers or the Owners may be required to indemnify the Purchaser Indemnified Parties pursuant to
      Article 8 hereof, each of the Sellers and each Owner hereby irrevocably appoints and designates Theodore Davis as his, her or its representative and attorney-in-fact (the "REPRESENTATIVE").

            (b) The Sellers and the Owners hereby authorize the Representative
      (i) to take all action necessary in connection with (aa) the waiver of any condition to the obligations of any Seller or any Owner to consummate the transactions contemplated hereby, or (bb) the defense and/or settlement of any claims for which any Seller or Owner may be required to indemnify the Purchaser Indemnified Parties pursuant to Article 8 hereof, and (iii) to take any and all additional action as is contemplated to be taken by or on behalf of the Sellers and the Owners by the terms of this Agreement.

            (c) In the event that the Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, a majority of the Owners will select another representative to fill each such vacancy and such substituted representative will be irrevocably appointed and designated the Representative for all purposes of this Agreement.

            (d) All decisions and actions by the Representative, including, without limitation, (i) any agreement between the Representative and the Purchaser or Merrill relating to the waiver of any condition to the obligations of any Seller or Owner to consummate the transaction contemplated hereby, or (ii) the defense or settlement of any claims for which the Sellers or the Owners may be required to indemnify the Purchaser Indemnified Parties pursuant to Article 8 hereof, will be binding upon each of the Sellers and all of the Owners, and no Seller or Owner will have the right to object, dissent, protest or otherwise contest the same.

            (e) By their execution of this Agreement, each of the Sellers and the Owners agree that:

                  (i) the Purchaser or Merrill will be able to rely conclusively on the instructions and decisions of the Representative as to (aa) the settlement of any claims arising out of Article 8 hereof, or
            (bb) any other actions required to be taken by the Representative hereunder, and no party hereunder will have any cause of action against the Purchaser or Merrill for any action taken by the Purchaser or Merrill in reliance upon the instructions or decisions of the Representative;

                  (ii) all actions, decisions and instructions of the
            Representative will be conclusive and binding upon each of the Sellers and all of the Owners, and no party hereto will have any cause of action against the Representative, in his capacity as a Representative, for any action taken, decision made or instruction given by the Representative under this Agreement, except for fraud or willful misconduct by the Representative;

                  (iii) the provisions of this Section 9.13 are independent and severable, are irrevocable and coupled with an interest and will be enforceable notwithstanding any rights or remedies that either Seller or any Owner may have in connection with the transactions contemplated by this Agreement; and

                  (iv) the provisions of this Section 9.13 will be binding upon the executors, heirs, legal representatives and successors of each Seller and each Owner, and any references in this Agreement to a Seller or an Owner will mean and include the successors to the rights of the Sellers and the Owners hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

      9.14 CERTAIN DEFINITIONS.

      For purposes of this Agreement, the terms:

            (a) "ENVIRONMENTAL AND OCCUPATIONAL SAFETY AND HEALTH LAW" means any common law or duty, caselaw or other Law, that (i) regulates, creates standards for or imposes liability or standards of conduct concerning any element, compound, pollutant, contaminant, or toxic or hazardous substance, material or waste, or any mixture thereof, or relates in any way to emissions or releases into the environment or ambient environmental conditions, or conduct affecting such matters, or
      (ii) is designed to provide safe and healthful working conditions or reduce occupational safety and health hazards. Such laws shall include, but not be limited to, the National Environmental Policy Act, 42 U.S.C. Sections 4321 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq., the Federal Clean Air Act, 42 U.S.C. Sections 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11011, the Hazard Communication Act, 29 U.S.C. Sections 651 et seq., the Occupational Safety and Health Act, 29 U.S.C. Sections 651 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
      Section 136, and any caselaw interpretations, amendments or restatements thereof, or similar enactments thereto, as is now or at any time hereafter may be in effect, as well as their international, state and local counterparts.

            (b) "ENVIRONMENTALLY REGULATED MATERIALS" means any element, compound, pollutant, contaminant, substance, material or waste, or any mixture thereof, designated, listed, referenced, regulated or identified pursuant to any Environmental and Occupational Safety and Health Law.

            (c) "MATERIAL ADVERSE EFFECT" means an individual or cumulative material adverse change in or material adverse effect on the business, customers, customer relations, operations, properties, working capital condition (financial or otherwise), assets, properties or liabilities of the Sellers, taken as a whole, or the Purchaser, Merrill and their subsidiaries, taken as a whole, as the case may be or that would prevent the Sellers and the Owners, on the one hand, or the Purchaser, on the other hand, from consummating the transactions contemplated hereby.

            (d) "TAXES" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real or personal property, windfall profits, customs, duties or other taxes, fees, assessments, charges or levies of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term "TAX" means any one of the foregoing Taxes.

            (e) "TAX RETURNS" means all returns, declarations, reports, statements and other documents required to be filed with any Authority in respect of Taxes, and the term "TAX RETURN" means any one of the foregoing Tax Returns.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

MERRILL CORPORATION                       EXECUTECH, INC.


By:   /s/ Steven J. Machov                By: /s/ Theodore M. Davis

Its:   /s/  Vice President,               Its:  President
General Counsel & Secretary


MERRILL ACQUISITION CORPORATION           WORLD WIDE SCAN SERVICES, LLC


By: /s/ Steven J. Machov                  By: Theodore M. Davis

Its:  /s/ Secretary                       Its:  Manager

                                          /s/ Theodore M. Davis
                                          ---------------------
                                          Theodore M. Davis

                                          /s/ Michael Z. Sperling
                                          -----------------------
                                          Michael Z. Sperling

                                TABLE OF CONTENTS

1. PURCHASE OF ASSETS........................................................1
     1.1 Assets to be Purchased..............................................1
     1.2 Liabilities Assumed.................................................3
     1.3 Purchase Price......................................................4
     1.4 Contingent Purchase Price...........................................5
     1.5 Allocation of Purchase Price.......................................10
     1.6 Collection of Accounts Receivable..................................10
     1.7 Closing............................................................11
     1.8 Instruments of Transfer to Purchaser...............................11
2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE OWNERS.............12
     2.1 Disclosure Schedule................................................12
     2.2 Corporate Organization.............................................12
     2.3 Capitalization.....................................................13
     2.4 Authorization......................................................13
     2.5 Non-Contravention..................................................13
     2.6 Consents and Approvals.............................................14
     2.7 Financial Statements...............................................14
     2.8 Absence of Undisclosed Liabilities.................................15
     2.9 Absence of Certain Changes.........................................15
     2.10 Assets............................................................15
     2.11 Inventories.......................................................16
     2.12 Receivables and Payables..........................................16
     2.13 Intellectual Property Rights......................................16
     2.14 Litigation........................................................18
     2.15 Tax Matters.......................................................18
     2.16 Benefit Plans.....................................................19
     2.17 Contracts and Commitments; No Default.............................22
     2.18 Orders, Commitments and Returns...................................24
     2.19 Labor Matters.....................................................24
     2.20 Compliance with Law; Permits and Other Operating Rights...........25
     2.21 Environmental and Safety Matters..................................25
     2.22 Insurance.........................................................27
     2.23 Bank Accounts.....................................................27
     2.24 Brokers...........................................................27
     2.25 Absence of Certain Business Practices.............................27
     2.26 Business Generally................................................27
     2.27 Transactions with Certain Persons.................................27
     2.28 Customers.........................................................28
     2.29 Accuracy of Information...........................................28
3. REPRESENTATIONS AND WARRANTIES OF PURCHASER..............................28
     3.1 Corporate Organization.............................................29

     3.2 Authorization......................................................29
     3.3 Non-Contravention..................................................29
     3.4 Consents and Approvals.............................................29
     3.5 Brokers............................................................30
     3.6 Financial Statements...............................................30
     3.7 Taxes..............................................................30
4. COVENANTS OF THE PARTIES.................................................30
     4.1 Intentionally Omitted..............................................30
     4.2 Intentionally Omitted..............................................30
     4.3 Intentionally Omitted..............................................30
     4.4 Confidentiality....................................................30
     4.5 Intentionally Omitted..............................................31
     4.6 Further Assurances; Cooperation; Notification......................31
     4.7 Intentionally Omitted..............................................31
     4.8 Intentionally Omitted..............................................31
     4.9 Tax Matters........................................................31
     4.10 Bulk Transfers....................................................32
     4.11 Employee Benefits.................................................32
     4.12 Authorization.....................................................34
     4.13 Additional Post-Closing Obligations of the Sellers................34
     4.14 Guarantee by Merrill..............................................35
     4.15 Capital Requirements..............................................35
     4.16 Termination of Pension Plans......................................35
5. INTENTIONALLY OMITTED....................................................35
6. INTENTIONALLY OMITTED....................................................35
7. INTENTIONALLY OMITTED....................................................35
8. SURVIVAL AND INDEMNIFICATION.............................................35
     8.1  Survival  of  Representations,  Warranties  and  Covenants;
          Investigation.....................................................35
     8.2 Indemnification by the Purchaser...................................36
     8.3 Indemnification by the Sellers and the Owners......................36
     8.4 Basket Amount......................................................37
     8.5 Right of Set-Off...................................................38
     8.6 Claims for Indemnification.........................................38
     8.7 Limit on Damages...................................................39
9. MISCELLANEOUS PROVISIONS.................................................40
     9.1 Expenses...........................................................40
     9.2 Amendment and Modification.........................................40
     9.3 Waiver of Compliance; Consents.....................................40
     9.4 No Third Party Beneficiaries.......................................40
     9.5 Notices............................................................40
     9.6 Assignment.........................................................41
     9.7 Governing Law......................................................42
     9.8 Arbitration........................................................42
     9.9 Counterparts.......................................................43
     9.10 Headings..........................................................43

     9.11 Entire Agreement..................................................43
     9.12 Injunctive Relief.................................................43
     9.13 Shareholder's Representative......................................43
     9.14 Certain Definitions...............................................45

The following documents are exhibits to the Asset Purchase Agreement and have been omitted pursuant to Item 601(b)(2) of Regulation S-K. These exhibits will be furnished supplementally to the Commission upon request.

                                LIST OF EXHIBITS

NAME OF EXHIBIT                                              NUMBER OF EXHIBIT
---------------                                              -----------------

List of Trade Names to be Purchased.............................Exhibit 1.1(a)

Excluded Assets.................................................Exhibit 1.1(b)

Liabilities  Undertaking...........................................Exhibit 1.2

Application of GAAP to June 5, 1998 Income Statement...............Exhibit 1.4

Allocation of Purchase Price Among the Assets......................Exhibit 1.5

Bill of Sale.......................................................Exhibit 1.8

Disclosure Schedule..................................................Exhibit 2

Employees to be Hired.............................................Exhibit 4.11

COBRA Participants.............................................Exhibit 4.11(d)

                              LIST OF DEFINED TERMS

Term                                                                       Page
----                                                                       ----

Affiliated Organization.....................................................20
After-Tax Earnings...........................................................6
Agreement...................................................................44
American Arbitration Rules..................................................43
Assets.......................................................................2
Assumed Contracts............................................................4
Assumed Liabilities..........................................................3
Auditor......................................................................9
Authorities.................................................................14
Authority...................................................................14
Bad Debt Reserve............................................................11
Base Year Earnings...........................................................5
Business.....................................................................1
Closing.....................................................................11
Closing Date................................................................11
Code.........................................................................6
Consent.....................................................................14
Contingent Purchase Price Statement..........................................9
Copyrights..................................................................17
Davis........................................................................1
Disclose....................................................................31
Disclosure Schedule.........................................................12
Dispute.....................................................................43
Environmental and Occupational Safety and Health Law........................46
Environmental Claim.........................................................27
Environmentally Regulated Materials.........................................46
ERISA.......................................................................20
E-TECH System................................................................6
Executech....................................................................1
Executech Performance Share Plan.............................................4
First Fiscal Year............................................................5
Fourth Fiscal Year...........................................................5
GAAP.........................................................................6
Gross Revenues...............................................................7
Guaranteed Receivables......................................................10
Guaranteed Receivables Shortfall............................................11
Indemnified Party...........................................................39
Indemnifying Party..........................................................39
Information.................................................................31
Intellectual Property Rights................................................17
Late Payment Rate...........................................................10

Latest Balance Sheet........................................................15
Law.........................................................................14
Laws........................................................................14
Liabilities Undertaking......................................................3
Liability...................................................................15
Lien........................................................................14
Material Adverse Effect.....................................................46
Mediation Deadline..........................................................43
Members......................................................................1
Merrill......................................................................1
Multiemployer Plan..........................................................20
Owners.......................................................................1
Patents.....................................................................17
Permitted Liens.............................................................14
Plans.......................................................................20
Properties..................................................................26
Purchase Price...............................................................4
Purchaser....................................................................1
Purchaser's Loss............................................................38
Purchaser's Losses..........................................................38
Purchaser Indemnified Parties...............................................38
Registered Intellectual Property Rights.....................................17
Representative..............................................................45
Representative Notice........................................................9
Retained Liabilities.........................................................3
Second Fiscal Year...........................................................5
Seller Indemnified Parties..................................................37
Sellers......................................................................1
Sellers' Loss...............................................................37
Sellers' Losses.............................................................37
Service Marks...............................................................17
SG&A Costs...................................................................7
Shareholders.................................................................1
Sperling.....................................................................1
Tax.........................................................................47
Tax Return..................................................................47
Tax Returns.................................................................47
Taxes.......................................................................47
Termination Date............................................................11
Third Fiscal Year............................................................5
Third Party Intellectual Property Rights....................................18
Trade Secrets...............................................................17
Trademarks..................................................................17
Transaction Documents.......................................................36
WARN........................................................................34

Welfare Plan................................................................21
World Wide...................................................................1
